UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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OneSpan Inc.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1 Marina Park Drive, Unit 1410
Boston, Massachusetts 02210

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 5, 2026

TO THE STOCKHOLDERS:
Notice is hereby given that the 2026 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of OneSpan Inc., a Delaware corporation, will be held on June 5, 2026 at 11:00 a.m. Eastern Daylight Time for the following purposes:

1
To elect seven directors named in the proxy statement to serve on our board of directors (our “Board”) until the 2027 annual meeting of stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	To approve, on an advisory (non-binding) basis, our named executive officer compensation;

3.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on our named executive officer compensation;
4.	To approve an amendment of our Amended and Restated 2019 Omnibus Incentive Plan to increase available shares thereunder by 2,000,000 shares; and

5.	To ratify, on an advisory (non-binding) basis, the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.
These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders. We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.
As we have done for previous meetings, this year’s Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person.
You may register for and attend the webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/OSPN2026 when you enter your 16-digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OSPN2026. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. You may revoke your proxy via the methods described in the accompanying proxy statement.
Our Board has fixed the close of business on April 8, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to vote, even if their shares were sold after such date.
YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions. Please refer to “Questions and Answers Regarding Voting Procedures and Other Information” on page 4 of the accompanying proxy statement and the instructions on the proxy card or Notice of Internet Availability. Additionally, we hope that you can attend the Annual Meeting. If you are the beneficial owner of your shares (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. We urge you to vote your shares for "ONE YEAR" for proposal 3 shown above and “FOR” each of the other proposals listed above.

By Order of the Board of Directors,

/s/ Victor Limongelli

Victor Limongelli President and Chief Executive Officer April 23, 2026

TABLE OF CONTENTS

ONESPAN AT A GLANCE	1
PROXY STATEMENT SUMMARY	1
QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION	4
INFORMATION REGARDING OUR BOARD OF DIRECTORS	9
Director Information	9
Director Skills, Qualifications and Characteristics	9
Board Diversity	10
Board Independence	10
Board Leadership Structure	10
Lead Independent Director	10
Meetings of Our Board and Executive Sessions	11
Committees of Our Board	11
Director Selection Process	13
Our Board’s Role in Risk Oversight	13
Communications with Directors	13
PROPOSAL 1: ELECTION OF DIRECTORS	13
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	22
PROPOSAL 4: VOTE TO APPROVE STOCK PLAN AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES	22
PROPOSAL 5: ADVISORY VOTE ON RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	35
EQUITY COMPENSATION PLAN INFORMATION	37
REPORT OF THE AUDIT COMMITTEE	38
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025 AND 2024	39
EXECUTIVE COMPENSATION	39
Compensation Committee Report	39
Compensation Discussion and Analysis	40
2025 Summary Compensation Table	50
2025 Grants of Plan-Based Awards Table	51
Outstanding Equity Awards at 2025 Fiscal Year-End Table	52
2025 Stock Vested Table	53
Potential Payments Upon Termination or Change in Control	53
Pay Versus Performance	57
CEO Pay Ratio	63
DIRECTOR COMPENSATION	63
2025 Director Compensation Table	64
Director Stock Ownership Policy	64
Transactions With Related Persons	64
POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NONPUBLIC INFORMATION	65
INSIDER TRADING POLICY	65
OTHER MATTERS	65
Costs of Solicitation	65
Stockholder Proposals for Our 2027 Proxy Materials	65
Director Nominations by Stockholders and Stockholder Proposals of Other Business	66
Annual Report	66
Cautionary Note Regarding Forward-Looking Statements	66
Incorporation by Reference	66
Other Matters	66
APPENDIX A	68
APPENDIX B	70

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2026

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors (our “Board”) of OneSpan Inc., a Delaware corporation (the “Company,” “OneSpan,” “we,” “us” or “our”), for use at our annual meeting of stockholders to be held on June 5, 2026 at 11:00 a.m. Eastern Daylight Time (including any adjournments, postponements or continuations thereof, the “Annual Meeting”), which will be held in a virtual meeting format only, via a live webcast that can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2026. Holders of record of shares of OneSpan common stock, par value $0.001 per share (our “Common Stock” or “Company common stock”) at the close of business on April 8, 2026 will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of our Common Stock is entitled to one vote.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2026: THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING SENT OR GIVEN TO THE COMPANY’S SECURITY HOLDERS ON OR ABOUT APRIL 23, 2026.
ONESPAN AT A GLANCE
OneSpan helps organizations build secure, seamless, and trusted digital experiences through two solution portfolios: Cybersecurity and Digital Agreements. Our cybersecurity solutions protect identities, secure mobile apps, and safeguard access through advanced high-assurance authentication, threat intelligence, fraud prevention, and robust mobile app protection, defending users, devices, and applications against sophisticated attacks. Our digital agreement solutions streamline agreement workflows with secure e-signatures, identity verification, and smart digital forms, built to enable speed, compliance and exceptional customer experiences. Trusted by leading global enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes over 100 million digital agreements and billions of secure authentication transactions across more than 120 countries each year.
PROXY STATEMENT SUMMARY
This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider. For information regarding our 2025 financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “Annual Report”) available on our website at www.investors.onespan.com or on the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. We include our website address (www.investors.onespan.com) in this Proxy Statement only as an inactive textual reference and do not intend it to be an active link to our website. The contents of our website are not incorporated into this Proxy Statement.
THE ANNUAL MEETING

Information About the Annual Meeting of Stockholders

Time and Date	11:00 a.m. Eastern Daylight Time, on June 5, 2026

Access	The Annual Meeting can be accessed virtually at www.virtualshareholdermeeting.com/OSPN2026

Record Date	The close of business on April 8, 2026

Voting
Each share of our Common Stock is entitled to one vote at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1 – Election of Directors). Cumulative voting is not permitted in the election of directors.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to vote as soon as possible so that your shares are represented. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability (as described below) to vote via the Internet or by telephone. Returning your proxy card will not prevent you from voting at the Annual Meeting but will ensure that your vote is counted if you are unable to attend.

As we have done for previous meetings, this year’s Annual Stockholders Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in-person. If you plan to participate in the virtual meeting, please see “Questions and Answers regarding Voting Procedures and Other Information” on page 4. Stockholders will be able to attend, vote and submit questions (both before, and for a portion of, the meeting) from any location via the Internet.

PROPOSALS AND BOARD RECOMMENDATIONS FOR VOTING

Proposals:	Unanimous Board Recommendation:	For more detail, see page:
Proposal 1 – Election of seven directors	“FOR” EACH OF OUR BOARD’S NOMINEES	13
Proposal 2 – Approval, on an advisory (non-binding) basis, of our named executive officer (“NEO”) compensation	FOR	22
Proposal 3 – Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on our NEO compensation;	ONE YEAR	22
Proposal 4 – Approval of amendment to our Amended and Restated 2019 Omnibus Incentive Plan to increase the number of shares of common stock available for issuance thereunder by 2,000,000 shares	FOR	22
Proposal 5 – Ratification, on an advisory (non-binding) basis, of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2026	FOR	34
PROPOSAL 1—ELECTION OF DIRECTORS
Our Board currently consists of the following seven directors: Marc Boroditsky, Garry Capers, Sarika Garg, Marianne Johnson, Michael McConnell, Alfred Nietzel and Marc Zenner. All have been nominated for re-election at the Annual Meeting (collectively, our “Board’s Nominees”). Proxies cannot be voted for a greater number of persons than the number of our Board’s Nominees. You are being asked to elect the seven nominees of the Board to serve on our Board until our 2027 annual meeting of stockholders (the “2027 Annual Meeting”), until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Information regarding our Board’s Nominees is set forth below. For additional information concerning this proposal and our Board’s Nominees, see “Proposal 1—Election of Directors” on page 13, and for additional information regarding our directors, see “Information Regarding our Board of Directors” on page 9.
OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

				Board Committees
Name(1)	Age	Director Since	Principal Occupation	Audit	MDCC (2)	CGN (3)
Marc Boroditsky	63	2019	Chief Revenue Officer of Nebius Group N.V.		X	X
Garry Capers, Chair of our Board	49	2021	Division President, B2B Payments, of Deluxe Corporation
Sarika Garg	50	2021	General Manager and Vice President of Product at HubSpot, Inc.	X	X
Marianne Johnson	60	2020	Executive Vice President and Chief Product Officer of Cox Automotive, Inc.		X	X (Chair)
Michael McConnell	60	2021	Private Investor	X		X
Alfred Nietzel	64	2020	Board Member, Independent Executive Consultant and Retired Chief Financial Officer	X	X (Chair)
Marc Zenner	63	2019	Board Member, Senior Advisor, Consultant, Investor, Retired Investment Banker, Retired Chief Financial Officer	X (Chair)

(1)	All directors are independent in accordance with The Nasdaq Stock Market LLC (“Nasdaq”) listing rules.
(2)	Represents the Management Development and Compensation Committee.
(3)	Represents the Corporate Governance and Nominating Committee.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2025, as disclosed in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 40. We believe that our NEO compensation program described in our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and to reward our NEOs for the achievement of financial goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation practices and policies that we believe reflect sound governance and promote the long-term interests of our stockholders.
For additional information concerning this proposal, see “Proposal 2—Advisory Vote on Executive Compensation” beginning on page 22. In addition, please see the information set forth in “Compensation Discussion and Analysis” and the accompanying compensation tables and related narrative discussion beginning on page 40.
PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are also asking you to approve, on an advisory (non-binding) basis, a frequency of "ONE YEAR" (an annual vote) for future advisory votes on NEO compensation. We recognize that an annual executive compensation advisory vote is the widely adopted standard and believe that an annual vote allows our stockholders to provide us with frequent and regular input on our executive compensation program.
For additional information concerning this proposal, see “Proposal 3—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation” beginning on page 22.

PROPOSAL 4—VOTE ON STOCK PLAN AMENDMENT

We are asking you to approve the amendment of our Amended and Restated 2019 Omnibus Incentive Plan to increase available shares thereunder by 2,000,000 shares (the "Stock Plan Amendment"). This will enable us to continue our equity compensation program, which we believe is critical in order for us to attract, retain, and motivate talented employees to drive achievement of our business objectives.

For additional information concerning this proposal, see "Proposal 4 —Vote on Stock Plan Amendment" beginning on page 22.
PROPOSAL 5—AUDITOR RATIFICATION
We are asking you to ratify, on an advisory (non-binding) basis, the appointment of KPMG as our independent registered public accounting firm for fiscal year 2026. Although a stockholder vote for this appointment is not required by law and is not binding on us, our Audit Committee will take your vote on this proposal into consideration when appointing or making changes to our independent registered public accounting firm in the future.
For additional information concerning this proposal, see “Proposal 5—Advisory Vote on Ratification of Independent Registered Public Accounting Firm” on page 34, and for information concerning the fees billed to us by KPMG for 2025 and 2024, see “Fees Paid to Independent Registered Public Accounting Firm for 2025 and 2024” on page 39.
CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to effective corporate governance and high ethical standards. We believe that strong corporate governance policies and practices strengthen the accountability of our Board and management, promote better business performance and align the long-term interests of our management team with our stakeholders, including our stockholders, our customers and our employees. For additional information regarding our Board’s policies and practices and the composition of our Board, see “Information Regarding Our Board of Directors” on page 9 and “Director Compensation” on page 63. Highlights of our current corporate governance policies and practices and features of our Board include:
Board Composition

✓	All seven of our directors are independent	✓	Separate Chair and Chief Executive Officer ("CEO"), with independent Chair
✓	Declassified Board	✓	Disclosure of Board skills matrix

Board Governance

✓	Majority vote standard for uncontested director elections	✓	Regular executive sessions of the independent directors
✓	All standing Board committees consist solely of independent directors	✓	Active stockholder outreach program
✓	Regular Board self-evaluation and assessment of Board composition	✓	Specific key risk management functions designated to Board committees
✓	Regular Board review of overall risk management program	✓	Executive officers and directors prohibited from hedging and pledging OneSpan securities
✓	Stock ownership requirements for directors, CEO and Chief Financial Officer ("CFO")	✓	Code of Conduct and Ethics administered by management under the supervision of our Board
DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS
The Corporate Governance and Nominating Committee regularly evaluates the skills, qualifications and characteristics identified as important for directors to provide effective oversight to our Company. See “Information Regarding Our Board of Directors—Director Skills, Qualifications and Characteristics” on page 9 for additional information.
CORPORATE RESPONSIBILITY
As a global corporation with operations, customers, and suppliers in many countries, we believe that responsible management of our environmental and social impacts, risks and opportunities is important for positioning our business for long-term resilience and success. Please see our annual environment, social and governance report, available on our website, for additional information.
QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND OTHER INFORMATION
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

1.	If I received a Notice of Internet Availability, how may I receive proxy materials?
We use the “e-proxy” rules of the Securities and Exchange Commission (“SEC”), which allow companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”), which contains instructions on how to access this Proxy Statement, the accompanying Notice of 2026 Annual Meeting of Stockholders and the Annual Report online.
If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The Notice of Internet Availability also contains information about how stockholders may, if desired, request a printed copy of these proxy materials.
Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of these proxy materials by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials electronically. The e-mail contains a link to the website where those materials are available as well as a link to the proxy voting website.

2.	Who can vote at the Annual Meeting?
All stockholders who owned shares of our Common Stock as of the close of business on April 8, 2026 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares they owned as of the close of business on the Record Date. As of April 8, 2026, we had 37,071,341 shares of Common Stock outstanding.

3.	How many votes do I have?
Each stockholder is entitled to one vote for each share of Common Stock owned as of the close of business on the Record Date for each matter presented at the Annual Meeting (including one vote for each seat up for election at the Annual Meeting with respect to Proposal 1—Election of Directors). Cumulative voting is not permitted in the election of directors.

4.	How can I vote my shares?
Stockholders of record. Stockholders of record as of the Record Date may vote their shares or submit a proxy to have their shares voted by one of the following methods:

●	By Internet – You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card or Notice of Internet Availability.

●	By Telephone – You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card or Notice of Internet Availability.

●	By Mail – If you received your proxy materials by mail, you may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope provided.

●	At the Virtual Meeting – Stockholders who attend the Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/OSPN2026 to vote during the meeting.
The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by the use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
Beneficial Owners. If you were the beneficial owner of shares (that is, you held your shares in “street name” through an intermediary such as a broker, bank or other nominee) as of the Record Date, you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit a proxy to have your shares voted. In most cases, you will be able to do this by mail, via the Internet or by telephone. Alternatively, you may obtain a “legal proxy” from your broker, bank or other nominee and register to attend the Annual Meeting at www.virtualshareholdermeeting.com/OSPN2026 by following the instructions described below.
As discussed below, your broker, bank or other nominee may not be able to vote your shares on any matters at the Annual Meeting unless you provide instructions on how to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee.

5.	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (which may be referred to as “Broadridge” in the materials you receive), you are considered the “stockholder of record” with respect to those shares, and we have sent this Proxy Statement directly to you or made this Proxy Statement available directly to you.
If you hold your shares in an account with a broker, bank or other nominee, rather than of record directly in your own name, then the broker, bank or other nominee is considered the record holder of that stock. You are considered the beneficial owner of that stock, and your stock is held in “street name.” This Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote your shares, and you are also invited to attend the Annual Meeting.
If you hold shares at a broker, bank or other nominee, it is important that you instruct your broker, bank or other nominee on how your shares should be voted. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with our Board’s recommendations on the voting instruction form.

6.	What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has designated Victor Limongelli, Jorge Martell and Lara Mataac as the Company’s proxies for the Annual Meeting.

7.	How can I revoke my proxy or change my vote?
You can revoke your proxy or change your vote at any time prior to the Annual Meeting. Only your latest dated proxy will count.
If you are a stockholder of record who has properly executed and delivered a proxy, you may revoke your proxy at any time prior to the Annual Meeting by any of the following means:

●	dating, signing and submitting a new proxy card bearing a later date;

●	voting at a later time via the Internet or by telephone as instructed above (only your latest Internet or telephone proxy will be counted); or

●	delivering a written notice to the Office of the Corporate Secretary prior to the Annual Meeting by any means, including facsimile, stating that your proxy is revoked.
You may also revoke your proxy by attending the virtual Annual Meeting and voting as follows. Your attendance at the Annual Meeting will not revoke your proxy unless you specifically request it or you vote at the Annual Meeting. If your shares are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions. In general, “street name” holders may change their vote at any time prior to 5:00 p.m. Eastern Daylight Time on the day before the Annual Meeting date. In the absence of a revocation, shares represented by proxies will be voted at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability.

8.	What if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?
It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each Notice of Internet Availability or proxy card you receive so as to ensure that all of your shares are voted.

9.	Will my shares be voted if I do nothing, or if I do not vote for some of the proposals?
If your shares are registered in your name, you must sign and return a proxy card, vote via the Internet or by telephone, or attend and vote at the Annual Meeting in order for your shares to be voted. If you provide specific voting instructions, your shares will be voted as you have instructed. If you validly execute and date the proxy card and do not indicate how your shares should be voted on any matter, your shares will be voted in accordance with our Board’s recommendations on that matter. We urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability, whether or not you plan to attend the Annual Meeting.
Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this Proxy Statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Company will be voted with respect thereto at the discretion of the persons named as proxies.
If your shares are held in “street name” (that is, held for your account by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. You must follow these instructions in order for your shares to be voted. Your broker, bank or other nominee is required to vote those shares in accordance with your instructions. If you do not instruct your broker, bank or other nominee how to vote your shares, then, your broker, bank or other nominee will not be able to vote your shares with respect to Proposal 1, Proposal 2, Proposal 3 or Proposal 4, but will be able to vote your shares with respect to Proposal 5. We urge you to instruct your broker, bank or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in accordance with our Board’s recommendations on the voting instruction form, whether or not you plan to attend the Annual Meeting.

10.	What constitutes a quorum?
A quorum must be present in order for business to be conducted at the Annual Meeting. For purposes of the Annual Meeting, the presence by means of remote communication or by proxy of the holders of a majority in voting power of the outstanding shares of our Common Stock entitled to vote at the meeting shall constitute a quorum. In the absence of a quorum, the chair of the meeting or the stockholders so present (by a majority in voting power thereof) may adjourn the Annual Meeting without further notice. Abstentions and broker non-votes (if any) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

11.	Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to other third parties, except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation and certification of votes and (iii) to facilitate a proxy solicitation.
QUESTIONS AND ANSWERS ABOUT THE ITEMS TO BE VOTED ON AT THE ANNUAL MEETING

12.	What proposals will be voted on at the Annual Meeting?

		OneSpan Board’s Recommendation	More Information (Page No.)
Proposal 1	Election of seven directors	FOR EACH OF OUR BOARD’S NOMINEES	13
Proposal 2	Approval, on an advisory (non-binding) basis, of our NEO compensation	FOR	22
Proposal 3	Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on our NEO compensation;	ONE YEAR	22
Proposal 4	Approval of the Stock Plan Amendment	FOR	22
Proposal 5	Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2026	FOR	34
OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "ONE YEAR" FOR PROPOSAL 3, AND “FOR” PROPOSALS 4 AND 5.

13.	What vote is required to approve each of the proposals to be voted on at the Annual Meeting, and what is the effect of abstentions, withhold votes and broker non-votes on each of the proposals?

	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of seven directors	Each director will be elected by a majority of votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present.	Abstentions have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 2: Approval, on an advisory (non-binding) basis, of our NEO compensation	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 3: Approval, on an advisory (non-binding) basis, of the frequency of future advisory votes on our NEO compensation
The stockholders’ preferred frequency of the advisory vote on the compensation of our NEOs (“one year,” “two years,” or “three years”) will be considered to be the frequency that receives the highest number of votes cast “for” that frequency.
Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 4: Approval of the Stock Plan Amendment	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is not permitted, and broker non-votes have no effect on the outcome of this proposal.
Proposal 5: Ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2026	The affirmative vote of a majority of the votes cast is required to approve this proposal.	Abstentions have no effect on the outcome of this proposal. Broker discretionary voting is permitted.

14.	What is a broker non-vote, and will there be any broker non-votes at the Annual Meeting?
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular non-routine proposals and the beneficial owner of those shares has not instructed the broker to vote on those proposals. The ratification of the appointment of registered public accounting firm is considered a routine proposal, and brokers have discretion to vote on that matter even if no instructions are received from the “street name” holder. Broker non-votes are not counted in the tabulations of the votes cast at the Annual Meeting and therefore will have no effect on the outcome of the proposals.

QUESTIONS AND ANSWERS ABOUT ATTENDING THE ANNUAL MEETING

15.	How do I attend the Annual Meeting?

The Annual Meeting will be held entirely in a virtual meeting format. You will not be able to attend the Annual Meeting in person. As described above, you are entitled to participate in the Annual Meeting if you were a stockholder of record as of the close of business on the Record Date or hold a legal proxy for the meeting provided by your broker, bank or other nominee.
Registering to Attend the Annual Meeting—Stockholders of Record. If you were a stockholder of record as of the close of business on the Record Date, you may register to attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/OSPN2026 and entering the 16-digit control number provided on your proxy card or Notice of Internet Availability.
Although the Annual Meeting webcast will begin at 11:00 a.m. Eastern Daylight Time on June 5, 2026, we encourage you to access the Annual Meeting site prior to the start time to allow ample time to log into the meeting webcast and test your computer system. Accordingly, the Annual Meeting site will first be accessible to registered stockholders beginning at 9:45 a.m. Eastern Daylight Time on the day of the meeting. If you encounter difficulties accessing the virtual meeting or during the meeting time, please call 844-986-0822 (US) or 303-562-9302 (International). In the event of any technical disruptions that prevent the chair from hosting the Annual Meeting within 30 minutes of the date and time set forth above, the meeting may be adjourned or postponed.
Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or by telephone as instructed on the proxy card or Notice of Internet Availability. Additional information and our proxy materials can also be found at www.virtualshareholdermeeting.com/OSPN2026.

16.	Can I ask questions at the Annual Meeting?
Stockholders as of the close of business on the Record Date who register, attend and participate in the Annual Meeting will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. You must have your 16-digit control number provided on your proxy card or Notice of Internet Availability. We will try to answer as many stockholder-submitted questions that comply with the meeting rules of conduct as time permits. However, we reserve the right to edit profanity or other inappropriate language and to exclude questions that are not pertinent to Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
QUESTIONS AND ANSWERS ABOUT MISCELLANEOUS MATTERS

17.	Who will count the votes and serve as inspector of election?
We have retained Broadridge Financial Solutions, Inc. to assist as master tabulator and Ms. Anne St. Martin of CT Hagberg LLC to serve as an independent inspector of election. In such capacity, Broadridge Financial Solutions, Inc. and Ms. St. Martin will count and certify votes at the Annual Meeting.

18.	How do I find out the results of the vote?
We expect to report preliminary results on a Form 8-K within four business days after the Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Forms 8-K and our other reports we file with the SEC on our website at www.investors.onespan.com or on the SEC’s website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

19.	Is a list of registered stockholders available?
The Company’s list of stockholders as of the close of business on the Record Date will be available for inspection by the Company’s stockholders for at least ten days ending on the day before the Annual Meeting for any purpose germane to the Annual Meeting. If you want to inspect the stockholder list, please contact the Corporate Secretary at legal@onespan.com to make arrangements. An attestation of ownership is required to access the list.

20.	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?
No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

21.	What is “householding” and how does it affect me?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address, and who do not participate in electronic delivery of proxy materials, will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to receive individual copies. We believe this provides greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed. We also believe householding reduces the environmental impact of the Annual Meeting by reducing the number of duplicate documents that are printed. Stockholders who participate in householding will continue to receive separate proxy cards, if you receive your proxy materials by mail. Stockholders who receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding will not in any way affect your rights as a stockholder.
You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement or our Annual Report, we will send a copy to you if you address your written request to or call OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210, Attention: Corporate Secretary (telephone number: 312-766-4001).
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company if you hold your stock directly by mail at OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210, Attention: Corporate Secretary, by phone at (312) 766-4001 or by email at legal@onespan.com. Alternatively, if you hold your stock in a brokerage account, please contact your broker. If you participate in householding and wish to receive a separate copy of our proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company or your broker.
We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. Street name holders can request information about householding from their brokers, banks or other stockholders of record.
INFORMATION REGARDING OUR BOARD OF DIRECTORS
DIRECTOR INFORMATION
Our Board currently consists of seven members, all of whom are all independent directors.
The following table lists each of our current directors, the three standing committees of the Board, and the current composition of each standing committee:

DIRECTORS AND BOARD COMMITTEES (M = Committee Member; C = Committee Chair)
Director Name	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee
Marc Boroditsky		M	M
Garry Capers, Chair of our Board
Sarika Garg	M	M
Marianne Johnson		M	C
Michael McConnell	M		M
Alfred Nietzel	M	C
Marc Zenner	C

Our Board may also establish other ad hoc or sub-committees, the composition, number and membership of which our Board may revise from time to time, as appropriate. For a description of the experience and relevant skills and qualifications of each of our nominees, see "Our Board's Nominees and Their Qualifications" below.

DIRECTOR SKILLS, QUALIFICATIONS AND CHARACTERISTICS
The following matrix illustrates key specific skills and qualifications of our Board that the Board and the Corporate Governance and Nominating Committee consider important to our long-term strategy. Check marks in the matrix indicate that an individual has substantial experience of more than two years as a leader and policy setter in the relevant area. Further information on the qualifications and relevant experience of each of our Board’s Nominees is provided in the individual biographies contained in “Proposal 1—Election of Directors.”

	Boroditsky	Capers	Garg	Johnson	McConnell	Nietzel	Zenner
Technology, software, SaaS and/or cybersecurity product experience	✔	✔	✔	✔	✔	✔	✔
Product management, development, R&D, and/or innovation experience	✔	✔	✔	✔
Artificial Intelligence (AI) product and governance experience	✔		✔	✔
Information technology and security experience		✔	✔	✔		✔
Sales, marketing and/or customer success experience	✔	✔	✔	✔	✔		✔
Operations experience	✔	✔	✔	✔	✔	✔
Banking and financial services industry experience		✔		✔		✔	✔
M&A experience	✔	✔	✔	✔	✔	✔	✔
Corporate finance and capital allocation experience					✔	✔	✔
Accounting, audit and financial controls experience				✔	✔	✔	✔
Enterprise or financial risk management experience		✔		✔	✔	✔	✔
Public company board or corporate governance experience	✔	✔	✔	✔	✔	✔	✔
CEO experience	✔		✔		✔
Environmental, social and governance experience							✔
Human capital management experience	✔		✔		✔	✔	✔
BOARD DIVERSITY
Our Board does not have a formal policy with respect to director diversity. However, our Board believes that it is essential that members of our Board represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow our Board to best fulfill its responsibilities to the long-term interests of our stockholders.
BOARD INDEPENDENCE
Our Board conducts an annual review as to whether each of our directors meets the independence standards of the listing standards of Nasdaq. Our Board has determined that each of the current directors has no material relationship with OneSpan other than as a director and is independent within the listing standards of Nasdaq.

In making its independence determinations, our Board has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the current directors. In conducting its review with respect to Ms. Johnson, our Board considered her affiliation with Cox Automotive, Inc. ("Cox Automotive"), which purchases our e-signature solution. Our Board determined that Ms. Johnson does not have a direct or indirect material interest in, or derive a material benefit from, the contract between the Company and Cox Automotive, and that the commercial relationship between the Company and Cox Automotive does not impact her independence as a director of the Company.
BOARD LEADERSHIP STRUCTURE
The current leadership structure of the Company provides for the separation of the roles of the CEO and the Chair of our Board. Mr. Capers currently serves as our independent Chair of our Board; Mr. Limongelli serves as our CEO. At this time, in light of the Company’s size and the nature of our business, our Board believes that the separation of these roles serves the best interests of OneSpan and our stockholders.
LEAD INDEPENDENT DIRECTOR
In 2017, our Board adopted a lead independent director policy. In the absence of an independent director holding the position of Chair, our Board will appoint a Lead Independent Director. Given that Mr. Capers, the current Chair of the Board, is independent, we do not currently have a Lead Independent Director.
Our Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

MEETINGS OF OUR BOARD AND EXECUTIVE SESSIONS
Our Board met 6 times during 2025. Each director who served on our Board in 2025 attended at least 75% of the meetings of our Board and the meetings held by all committees on which they served, during their time of service, in 2025. Though we do not have a formal policy requiring our Board members to attend our annual meetings of stockholders, directors are encouraged and expected to do so. All of our directors attended last year’s annual meeting of stockholders.
During 2025, the members of our Board, all of whom are independent, met regularly in executive session without management present, with the Chair of our Board, or the applicable chair of a Board committee, presiding over these executive sessions. For additional information about the number of meetings held by each Board committee in 2025, see “Committees of Our Board.”
COMMITTEES OF OUR BOARD
Our Board’s committee structure currently consists of three standing committees: the Audit Committee, the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. The Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website, investors.onespan.com, in the governance section of our investor relations webpage. A brief description of the current composition and the primary responsibilities of our committees is set forth in the following sections.

AUDIT COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2025: 4
Marc Zenner (Chair) Sarika Garg Michael McConnell Al Nietzel	•	Reviewing and discussing with the Company’s management and its registered public accounting firm the Company’s annual audited and quarterly financial statements
	•	Appointing, compensating, evaluating and, when appropriate, terminating the engagement of the Company’s registered public accounting firm
	•	Evaluating the independence of the Company’s registered public accounting firm
•
Inquiring of the Company’s management and its registered public accounting firm about significant risks or exposures and reviewing the steps management has taken to monitor and minimize any such risks, including the Company’s risk assessment and risk management policies

	•	Reviewing and monitoring the Company’s legal and regulatory compliance
	•	Reviewing management’s assessment of internal controls over financial reporting and the related reports of the Chief Executive Officer and Chief Financial Officer
	•	Reviewing and pre-approving all related party transactions
The Audit Committee of our Board must be composed of three or more independent directors, as required by the listing standards of Nasdaq, who also meet the additional independence standards required for audit committee members. The Audit Committee is responsible for overseeing the financial reporting process on behalf of our Board. Our Board has determined that Mr. McConnell, Mr. Nietzel and Dr. Zenner qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee appoints the independent registered public accounting firm.
The Audit Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Audit Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2025: 5
Marianne Johnson (Chair) Marc Boroditsky Michael McConnell	•
Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates nominated by stockholders and individuals to be elected by the Board to fill any vacancies on the Board

•
Reviewing the composition of the Board, including consideration of each Board member’s experience, qualifications, attributes and skills that make such member’s continued service on the Board appropriate

	•	Reviewing the composition of Board committees
	•	Reviewing the leadership structure of the Board
	•	Reviewing the Company’s Corporate Governance Guidelines and Code of Conduct and Ethics
	•	Reviewing the guidelines and procedures to be used in evaluating the performance of the Board and its Committees
	•	Reviewing the Company’s environment, social and governance / corporate social responsibility program
The Corporate Governance and Nominating Committee of our Board must be composed of independent directors, as required by the listing standards of Nasdaq. The Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
Members		Key Duties and Responsibilities	Meetings in 2025: 5
Al Nietzel (Chair) Marc Boroditsky Sarika Garg Marianne Johnson	•
Reviewing, from time to time, the Company’s compensation strategy to ensure that the Company’s compensation programs and plans allow the Management Development and Compensation Committee to structure the compensation of the Chief Executive Officer and other executive officers in a manner consistent with the Company’s goals and objectives and stockholders’ interests

•
Reviewing and approving annually the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the Chief Executive Officer’s and other executive officers’ performance against those goals and objectives and setting the Chief Executive Officer’s and other executive officers’ compensation based on this evaluation

	•	Reviewing and, as appropriate, discussing with the Chief Executive Officer and the other executive officers the Company’s compensation policies and practices for non-executive employees of the Company
•
Exercising all rights, authority and functions of the Board under the Company’s equity-based compensation plans (other than determining the number of shares reserved for issuance under such plans or changes to such number, which the Management Development and Compensation Committee will recommend to the Board for its approval)

	•	Reviewing and periodically making recommendations to the Board with respect to non-employee director compensation (including compensation for members of committees of the Board)
	•	Reviewing and providing oversight of the Company’s management development, succession planning and talent development efforts
•
Reviewing the Company’s assessment as to any material risks of the Company that result from the Company’s compensation policies and practices (including how such policies and practices relate to risk management and risk-taking incentives)

The Management Development and Compensation Committee of our Board must be composed of two or more independent directors, as required by the listing standards of Nasdaq. The members of the Management Development and Compensation Committee must also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and satisfy any other necessary standards of independence under the federal securities and tax laws. The Management Development and Compensation Committee has authority to delegate to subcommittees subject to applicable rules and regulations. In its sole discretion, the Management Development and Compensation Committee may retain, and will be directly responsible for the oversight of, such independent counsel, other advisors or consultants as it deems necessary or appropriate to discharge its duties and responsibilities.

DIRECTOR SELECTION PROCESS
The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and possess the skills and expertise to make a significant contribution to our Board, the Company and our stockholders. Director nominees should have executive-level leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. Our Board regularly discusses and compiles a matrix of key areas of experience and skills relating to Board composition. Each member of our Board evaluates himself or herself against the criteria, and the Board reviews and discusses the collective results to perform a gap analysis for purposes of succession planning and evaluating the overall skills and experience needed in future director candidates. All potential director candidates are evaluated in light of this gap analysis.
The Corporate Governance and Nominating Committee generally re-nominates incumbent directors who continue to satisfy the Corporate Governance and Nominating Committee’s criteria for membership on our Board, continue to make important contributions to our Board and consent to continue their service on our Board. However, the Corporate Governance and Nominating Committee regularly considers the needs of the Company and our Board with respect to directors and, if appropriate, the Committee will nominate new directors who best fit those needs. From time to time, the Corporate Governance and Nominating Committee engages a search firm to assist in identifying potential Board candidates.
The Corporate Governance and Nominating Committee will consider candidates for election to our Board who are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each candidate in which he or she consents to act as a director, if elected, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210 and should not include self-nominations. The Corporate Governance and Nominating Committee applies the same criteria described above to candidates recommended by stockholders.
Any stockholder may nominate candidates for election as directors by following the procedures set forth in the OneSpan Inc. By-laws, as amended and restated on January 30, 2023 (our “By-laws”), including the applicable notice, information and consent provisions. For further information regarding these procedures, see “Other Matters—Director Nominations by Stockholders and Stockholder Proposals of Other Business.” A copy of our By-laws is available on our corporate website at www.investors.onespan.com in the governance section of our investor relations webpage.
OUR BOARD’S ROLE IN RISK OVERSIGHT
Our Board is primarily responsible for overseeing the assessment and management of the Company’s risk exposure, including the balance between risk and opportunity and the totality of risk exposure across the organization. Our Board does so directly and through each of its committees. Our Board and each of its committees regularly discuss with management the Company’s major risk exposures, their likelihood, the potential financial impact such risks may have on the Company and the steps the Company takes to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal and regulatory compliance, as well as cybersecurity risks. The Management Development and Compensation Committee oversees risks relating to our overall incentive compensation programs and succession planning, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to environment, social and governance matters and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics.
In addition and as necessary or appropriate, our Board and its committees may also retain outside legal, financial or other advisors. Our Board generally reviews the Company’s overall risk management program at least annually, including the corporate insurance program. Throughout the year, management updates our Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by OneSpan and that our Board’s leadership structure also supports this approach by providing additional independent risk oversight.
COMMUNICATIONS WITH DIRECTORS
Stockholders may send communications to our Board at the Company’s address, 1 Marina Park Drive, Unit 1410, Boston, MA 02210. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to our Board as a whole and designated as “Confidential,” the communication will be delivered to the Chair of our Board. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of our Board at its next regularly scheduled meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
INTRODUCTION
Each member of our Board is up for election at the Annual Meeting and, if elected, will hold office for a one-year term expiring at the next annual meeting. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, our Board may appoint a director to fill the remainder of such term, reduce the size of our Board or leave the position vacant.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” OUR BOARD’S NOMINEES.

OUR BOARD’S NOMINEES AND THEIR QUALIFICATIONS
All seven of our Board’s Nominees have been nominated by our Board, at the recommendation of the Corporate Governance and Nominating Committee, for election at the Annual Meeting to serve for a one-year term ending at our 2027 Annual Meeting and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All of the Board’s Nominees have consented to serving as a nominee, being named in the Proxy Statement and serving as a director if elected. The Corporate Governance and Nominating Committee and our Board believe that each of our Board’s Nominees brings a strong and distinct set of perspectives, experiences and skills to OneSpan. The Corporate Governance and Nominating Committee and our Board believe that if our Board consists of these nominees, our Board will be effective and well-functioning and have an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to OneSpan and our stockholders.
Our Board has affirmatively determined that each of our Board’s Nominees qualifies as an independent director under Nasdaq listing rules. None of our Board’s Nominees is being elected pursuant to any arrangement or understanding between any of the Board’s Nominees and any other person or persons. There are no family relationships between any of our executive officers, directors, or persons nominated or chosen by us to be a director or executive officer. For further information on the process for director nominations and criteria for selection of Board nominees, see “Information Regarding Our Board of Directors—Director Selection Process” beginning on page 9.
OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF OUR BOARD’S NOMINEES.

Name	Age	Director Since	Position(s) with OneSpan
Garry Capers	49	2021	Chair of our Board
Marc Boroditsky	63	2019	Director
Sarika Garg	50	2021	Director
Marianne Johnson	60	2020	Director
Michael McConnell	60	2021	Director
Alfred Nietzel	64	2020	Director
Marc Zenner	63	2019	Director

Garry Capers, Chair of Our Board

Division President, B2B Payments, Deluxe Corporation Director Since: 2021 Age: 49 Independent: Yes	Outside Public Company Directorships: None

Executive Experience:
Mr. Capers has been a director since April 2021 and assumed the role of Chair of our Board in June 2025. Mr. Capers joined Deluxe Corporation ("Deluxe"), a publicly traded financial services company, in September 2019, where he currently serves as Division President, B2B Payments and is a member of the executive leadership team. At Deluxe, Mr. Capers has full general management responsibility for B2B Payments, with primary responsibility for developing and delivering account payables and receivables solutions to financial institutions and corporate customers. His prior roles included Chief Operations Officer, Division President for Data Solutions, Promotional Solutions, and Go-to-Market Enablement. Mr. Capers has served as a director of The National Center for Civil and Human Rights, a nonprofit organization, since January 2023. From January 2017 to September 2019, Mr. Capers held multiple executive leadership roles at ADP, including Senior Vice President, NA Comprehensive Outsourcing Services from January 2018 to September 2019 and Division Vice President, NAS Southeast Region from January 2017 to January 2018. From December 2007 through January 2017, Mr. Capers held various roles at Equifax Inc. ("Equifax"), a credit agency, overseeing business-to-business marketing units that focused on marketing data services for corporations, small businesses and consumers, including serving as General Manager – Equifax Marketing Services from April 2016 to January 2017. While at Equifax, Mr. Capers also led the formation of a new business unit within the fraud and identity management space. Prior to Equifax, Mr. Capers was a management consultant with Bain & Company, departing as a manager with focus in the retail and financial services sectors. Mr. Capers holds a B.A. in Business Administration from Morehouse College and an MBA in Marketing from The Wharton School at the University of Pennsylvania.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
 ✔ Information Technology and Security Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ Banking and Financial Services Industry Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
Mr. Capers brings a wealth of strategic and operational experience in the markets the Company serves to our Board. With more than 20 years in the financial technology field including years of experience in management consulting, he contributes to the continued development of OneSpan’s value creation strategy.

Marc Boroditsky

Chief Revenue Officer, Nebius Group N.V. Age: 63 Independent: Yes	Standing Board Committees: Management Development and Compensation Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: Asana, Inc.

Executive Experience:
Mr. Boroditsky has been a director since June 2019. He is a member of the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee, and also serves as a director of Asana, Inc., a publicly traded work management platform company. Since May 2025, Mr. Boroditsky has served as Chief Revenue Officer of Nebius Group N.V., a publicly traded technology infrastructure company serving the global AI industry. From November 2022 through March 2024, Mr. Boroditsky served as the President of Revenue for Cloudflare, a global cloud services provider, as well as an advisor to Cloudflare from March 2024 to August 2024. From July 2020 to August 2022, he served as the Chief Revenue Officer at Twilio Inc. ("Twilio"), a cloud communication platform that engages customers across channels such as SMS, voice, video and email. Prior to that, he served as Twilio’s Senior Vice President of Sales from February 2017 to July 2020 and as Twilio’s Vice President and General Manager of Authentication Solutions from February 2015 to February 2017. Before joining Twilio, Mr. Boroditsky was President and COO of Authy, a software authentication company, from September 2014 until it was acquired by Twilio in February 2015. Prior to Authy, Mr. Boroditsky was VP of Identity and Access Management at Oracle Corporation, a provider of integrated cloud applications and platform services. Mr. Boroditsky has more than 30 years of experience with technology companies. He has founded and financed four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle. Mr. Boroditsky attended the University of California, San Diego.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ AI Product and Governance Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ CEO Experience
✔ Human Capital Management Experience
✔ Public Company Board and/or Corporate Governance Experience

Mr. Boroditsky has an extensive security software, sales, finance, product management and operations background, having served in executive roles at numerous technology companies, both private and publicly traded. He provides our Board with unique insights into the Company’s growth strategies, sales operations, software solutions including SaaS, software company operations and our target markets.

Sarika Garg

General Manager and Vice President of Product, HubSpot Director Since: 2021 Age: 50 Independent: Yes	Standing Board Committees: Audit Committee Management Development and Compensation Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Garg has been a director since June 2021. She is a member of the Audit and Management Development and Compensation Committees. Ms. Garg serves as General Manager and Vice President of Product at HubSpot, Inc., a publicly traded customer relationship management platform company, which she joined via HubSpot's October 2024 acquisition of Cacheflow Inc. ("Cacheflow"), a B2B SaaS company where she was Co-founder and Chief Executive Officer. Prior to Cacheflow, she was Chief Strategy Officer responsible for product and go-to-market at Tradeshift, Inc. ("Tradeshift"), a cloud network and platform for supply chain payments, marketplaces, and apps. During her tenure from 2015 through 2020, she helped Tradeshift grow from a small 100-person startup to a valuation of approximately $2.7 billion by 2020. Before joining Tradeshift, Ms. Garg led product management for Ariba Network, following its acquisition by SAP SE. Ms. Garg started her career at SAP SE, a multinational software corporation, where she spent over 10 years. She has been recognized as one of the Top 50 Women Leaders in SaaS by The Software Report in both 2018 and 2019 and is a member of the Forbes Business Development Council.

Relevant Skills and Qualifications
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ AI Product and Governance Experience
✔ Information Technology and Security Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ CEO Experience
✔ Human Capital Management Experience
✔ Public Company Board and/or Corporate Governance Experience

Ms. Garg brings significant software operational, sales, technology and M&A leadership experience to our Board. She has over 20 years of experience in building and taking to market enterprise solutions globally at SAP SE, Ariba Network and Tradeshift, including strategic M&A. Ms. Garg also possesses experience with both perpetual license and SaaS license solutions and organizational setup. In addition, she is an expert in SaaS operations, sales and architectures, particularly in the financial technology space.

Marianne Johnson

Executive Vice President and Chief Product Officer, Cox Automotive, Inc. Director Since: 2020 Age: 60 Independent: Yes	Standing Board Committees: Corporate Governance and Nominating Committee (Chair) Management Development and Compensation Committee Outside Public Company Directorships: None

Executive Experience:
Ms. Johnson has been a director since March 2020. She is Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. She has been the Executive Vice President and Chief Product Officer at Cox Automotive, Inc. (“Cox”), one of the largest automotive services companies in the world providing cloud-based technology and other solutions for the automotive wholesale and retail marketplace, since June 2018. She leads Cox’s product, engineering and data science teams, as well as the product innovation discipline to integrate and transform Cox’s comprehensive suite of software and services. In mid-2018, Ms. Johnson began the work of standardizing and improving product and engineering practices by modernizing both disciplines at Cox. She launched a unique product innovation framework, which transformed the speed and relevancy of products for Cox’s customers. Before joining Cox, Ms. Johnson was at First Data Corporation (now Fiserv, Inc.), a global leader in payments and financial technology, where she was head of product innovation and technology for the network and security solutions line of business and senior vice president of enterprise commercialization from May 2015 to May 2018. She has been named one of the top Women Worth Watching® by Profiles in Diversity Journal ® and Woman of the Year by The Technology Association of Georgia.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Product Management, Development, R&D, and/or Innovation Experience
✔ AI Product and Governance Experience
✔Information Technology and Security Experience
✔ Sales, Marketing and/or Customer Success Experience
✔ Operations Experience
✔ M&A Experience
✔ Banking and Financial Services Industry Experience
✔ Public Company Board and/or Corporate Governance Experience
✔Human Capital Management Experience

Ms. Johnson has decades of experience in the financial technology field, having served in senior roles focusing on product innovation, operational excellence and growth. She also brings to our Board experience in product innovation, cloud-based software development, research and design, data science and executive management.

Michael McConnell

Private Investor Director Since: 2021 Age: 60 Independent: Yes	Standing Board Committees: Audit Committee Corporate Governance and Nominating Committee Outside Public Company Directorships: Beonic Limited Powerfleet, Inc. QuickFee SPS Commerce, Inc.

Executive Experience:
Mr. McConnell has been a director since June 2021. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He serves as a non-executive director on the board of directors of the following publicly traded companies: Beonic Limited, a provider of AI-driven analytics for physical venues, where he serves as chair of the board; Powerfleet, Inc., an artificial intelligence of things (AIoT) software company, where he serves as chair of the audit committee; SPS Commerce Inc., a provider of cloud-based supply chain management services, where he also served as a Board member from 2018 through 2019; and QuickFee, a provider of online payment and lending solutions. Mr. McConnell intends to reduce his public company board memberships to four boards by August 2026. Mr. McConnell also serves as Chair and non-executive director at Adacel Technologies Limited, a privately held developer of air traffic management systems and technology that was publicly traded until January 2025. Mr. His prior board experience includes serving on the boards of Vonage Holdings Corp., a cloud communications provider, from 2019 through its sale in July 2022; Spark Networks SE, a leader in affinity-based online subscription dating networks, from 2014 until the company was sold in 2017; and Guidance Software, Inc., a global provider of forensic security solutions, from 2016 until the company was sold in 2017. He has also served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. He is the former Managing Director of Shamrock Capital Advisors, a private investment company.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Operations Experience
✔ Corporate Finance and Capital Allocation Experience
✔ M&A Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
✔ CEO Experience
✔ Human Capital Management Experience
Mr. McConnell has extensive operating and financial experience as an executive officer at various technology companies. He brings over two decades of investment, operational and public board experience to OneSpan. Mr. McConnell’s skills and experiences provide a valuable asset to our Board in developing strategic alternatives to drive stockholder value.

Alfred Nietzel

Board Member, Independent Executive Consultant and Retired Chief Financial Officer Director Since: 2020 Age: 64 Independent: Yes	Standing Board Committees Management Development and Compensation Committee (Chair) Audit Committee Outside Public Company Directorships: None

Executive Experience:
Mr. Nietzel has been a director since November 2020 and served as Chair of the Board from July 2021 to June 2025. He is Chair of the Management Development and Compensation Committee and a member of the Audit Committee. Mr. Nietzel serves as a director at Baxter Credit Union, one of the largest credit unions in the United States, and was a director at Cerence Inc., a publicly traded global cloud software company that provides AI-powered assistants and innovations for connected and autonomous vehicles, from October 2019 to February 2026. He served in executive finance roles for 16 years, including most recently as Chief Financial Officer of CDK Global, Inc., the largest global provider of integrated technology and digital marketing solutions for the automotive retail and vehicle manufacturing industry, from 2014 to 2017. Prior to that, he was with Automatic Data Processing, Inc. (“ADP”), the leading global provider of cloud-based human capital management technology and services, since 2001, and led the financial and administrative execution of the spin-off of ADP’s Dealer Services Division to create CDK Global, Inc. Mr. Nietzel served as Chief Financial Officer for ADP’s Dealer Services Division, Chief Financial Officer for the Employer Services Division and ADP’s Corporate Controller, leading the financial and business integration processes for multiple large acquisitions and divestitures during his time at ADP. Prior to joining ADP, Mr. Nietzel served for 17 years with Procter & Gamble Inc., a multinational consumer goods company, in numerous operational finance, sales/marketing and audit roles. Mr. Nietzel holds a B.S. in Accounting and Finance from Eastern Illinois University.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Information Technology and Security Experience
✔ Operations Experience
✔ Banking and Financial Services Industry Experience
✔ Corporate Finance and Capital Allocation Experience
✔ M&A Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
✔ Human Capital Management Experience
Mr. Nietzel is a global finance executive who has over 25 years of demonstrated finance experience across consumer products and B2B services and has operated as a CFO of a public company of scale. He has recent experience as both a public, and privately held, company Board member. His earlier career experience at Procter & Gamble included multiple expatriate assignments requiring long-term relocation to both Europe and Australia.

Marc Zenner

Board Member, Senior Advisor, Consultant, Investor, Retired Investment Banker, Retired Chief Financial Officer Director Since: 2019 Age: 63 Independent: Yes	Standing Board Committees: Audit Committee (Chair) Outside Public Company Directorships: None

Executive Experience:
Dr. Zenner has been a director since June 2019. He is the Chair of the Audit Committee. Dr. Zenner is a senior advisor for and investor in technology startups and serves as a valuation, corporate finance and investment banking expert. He also has served as an Executive in Residence at the University of Miami Herbert Business School since March 2021. From August 2021 to October 2023, Dr. Zenner was the Chief Financial Officer of Persefoni, a climate management and accounting platform. He retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan & Co. ("J.P. Morgan") and over six years at Citigroup, Inc. ("Citigroup"), both leading financial services firms. At J.P. Morgan, Dr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory from 2007 to 2017. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group from 2000 to 2007. Prior to his career in investment banking, Dr. Zenner had a distinguished career as a professor at the University of North Carolina Chapel Hill Business School where he was a professor and the finance area chair. Dr. Zenner received numerous awards for his teaching and is the author of a wealth of academic and practitioner articles. Dr. Zenner previously served on the board of directors of Sentinel Energy Services Inc., a special purpose acquisition company that focuses on the oil field services sector, where he was the chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee, as well as on the board of Innerworkings, Inc., a marketing execution company that was acquired in the summer of 2020, where he was a member of the Audit Committee. Dr. Zenner is also a Chartered Financial Analyst. Dr. Zenner is originally from Belgium where he received an undergraduate degree in business engineering from K.U. Leuven. He then received an MBA from City University in London, U.K. and a Ph.D. in Financial Economics from Purdue University, where he was a Fulbright Scholar.

Relevant Skills and Qualifications:
✔ Technology, Software, SaaS and/or Cybersecurity Experience
✔ Banking and Financial Services Industry Experience
✔ M&A Experience
✔ Corporate Finance and Capital Allocation Experience
✔ Accounting, Audit and Financial Controls Experience
✔ Enterprise and/or Financial Risk Management Experience
✔ Public Company Board and/or Corporate Governance Experience
✔ ESG Experience
✔ Human Capital Management Experience
Dr. Zenner has extensive finance, investment banking, capital markets, M&A and capital allocation experience, having served as a Chief Financial Officer, board member of other public firms, in senior roles at major international investment banks, and as a professor of finance. He provides our Board with deep insights into the Company’s capital structure, capital allocation strategies, and M&A program.

Additional Information
While our Board does not contemplate that any of our Board’s Nominees will not be able to serve as directors, if unforeseen circumstances (for example, death or disability) make it necessary for our Board to substitute another person for any of our Board’s Nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or our Board may, in its discretion, reduce the number of directors to be elected.

Our Board unanimously recommends voting “FOR” the election of each of our Board’s Nominees.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
WHAT YOU ARE BEING ASKED TO APPROVE
Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, our NEO compensation for 2025, as disclosed in the “Compensation Discussion and Analysis” section beginning on page 40 and the accompanying compensation tables and related narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. The next stockholder advisory vote to approve executive compensation will be held at our 2027 Annual Meeting.
OUR COMPENSATION PROGRAMS
We believe that our NEO compensation programs described throughout the “Compensation Discussion and Analysis” section on page 40 of this Proxy Statement are aligned with our strategic objectives and appropriately address the highly competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.
RESOLUTION FOR ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Our Board and its committees value the opinions of our stockholders and will carefully consider the voting results when evaluating our executive compensation programs. However, because this vote is advisory, it is not binding on our Board or its committees. Our Board recommends that our stockholders vote “FOR” the following non-binding resolution at the Annual Meeting:
RESOLVED, that the compensation of the named executive officers of OneSpan Inc., as disclosed in the proxy statement for the 2026 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion), is hereby APPROVED on an advisory basis.

Our Board unanimously recommends voting “FOR” the approval, on an advisory (non-binding basis), of our NEO Compensation.
PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are also asking our stockholders to cast an advisory (non-binding) vote on how frequently stockholders should have an opportunity to vote on an advisory basis to approve the compensation of our NEOs (commonly referred to as a "say-on-pay" vote, as outlined in Proposal 2 herein). We are required by law to hold an advisory vote on the frequency of say-on-pay votes every six years. Stockholders may vote to hold the say-on-pay vote every one, two or three years.
Our Board values the opinions of our stockholders and believes an annual advisory say-on-pay vote allows our stockholders to provide us with frequent and regular formal input on our executive compensation program. In addition, we recognize that the widely adopted standard is to hold say-on-pay votes annually. We are therefore asking stockholders to support a frequency period of “ONE YEAR” (an annual vote) for future say-on-pay votes. Votes on the frequency for say-on-pay are advisory. Although your vote on this proposal does not bind the Company, the Board will carefully consider the results of the vote and related investor feedback.

Our Board unanimously recommends a vote for holding future advisory votes on our NEO compensation every ONE YEAR.

PROPOSAL 4
VOTE TO APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER BY 2,000,000 SHARES

Why We Are Requesting Stockholder Approval of the Stock Plan Amendment

We are asking our stockholders to approve an amendment, which we refer to as the “Stock Plan Amendment”, to the OneSpan Inc. Amended and Restated 2019 Omnibus Incentive Plan (which we refer to as the “2019 Plan”) to increase the number of shares available for issuance under the 2019 Plan by 2,000,000 shares. In this Proposal 4, we refer to the 2019 Plan, as amended by the Stock Plan Amendment, as the “Amended 2019 Plan”.

Our Board believes that in order to continue our progress toward our business objectives, we will need to attract, incentivize and reward employees with market-competitive equity grants. The market for qualified personnel in our industry is highly competitive. We compete with a wide range of companies for talent, including early stage private and venture-backed entities and recently public and mature public companies. In each case, these companies offer equity incentives as a central and significant component of their compensation packages. Our key employees are highly qualified professionals whose skills are in high demand at other companies, and if we are unable to provide them with competitive equity compensation, we may be unable to retain them, which we believe would disrupt the progress we have made over the last two years in building a foundation for OneSpan's future growth. In addition, the ability to grant competitive equity awards is essential to our ability to successfully compete for critical new hires.

The 2019 Plan is our existing equity incentive plan, which was originally approved by our Board on February 1, 2019 and by our stockholders on June 12, 2019. At our 2025 annual meeting of stockholders held on June 6, 2025 (the "2025 AGM"), our stockholders approved an amendment to add an additional 2,000,000 shares to the 2019 Omnibus Incentive Plan, which was the first requested share increase since its inception. As noted in the proxy statement for the 2025 AGM, we expected those additional shares to last approximately 1 to 2 years, depending upon various factors such as the number of employees receiving equity awards and our stock price. Share utilization since the 2025 AGM was materially impacted by a decline in our stock price over the course of 2025. Because we generally grant equity awards based on target compensation value rather than a fixed number of shares, a lower stock price results in us being required to deliver a greater number of shares to deliver the same intended award value. As a result, we now expect the additional shares added at the 2025 AGM to last for the lower end of our original estimated 1 to 2 year range. As of April 8, 2026, 819,994 shares, or approximately $9.1 million in value based on our closing stock price on that date of $11.05 per share, remain available for issuance under the 2019 Plan. This does not provide us with sufficient grant capacity to offer market-competitive equity awards in connection with anticipated hiring for the remainder of 2026 and the grant of annual equity awards in 2027, particularly in light of our recent acquisitions of Nok Nok Labs (acquired in June 2025) and Build38 (acquired in February 2026).

As a result, on April 2, 2026, upon the recommendation of the Management Development and Compensation Committee (referred to in this Proposal 4 as the “Committee”) and subject to stockholder approval, our Board adopted the Stock Plan Amendment solely to increase the number of shares available for issuance under the 2019 Plan by 2,000,000 shares, subject to adjustment in the event of share splits and other similar events. Other than implementing that increase, the Stock Plan Amendment does not make any changes to the 2019 Plan. If approved, the new shares reserved under the Amended 2019 Plan would represent approximately 5.4% of our 37,071,341 outstanding shares as of April 8, 2026. Our Board believes the proposed dilution to stockholders as a result of the amendment is judicious and sustainable and, importantly, critical to meet our business goals.

We intend to use the Amended 2019 Plan as we have utilized the 2019 Plan to date: specifically, to grant equity awards to our employees, non-employee directors, consultants, and advisors in order to recruit, incentivize, retain and reward those who are critical to our success. If stockholders approve the Stock Plan Amendment, subject to adjustment in the event of share splits and other similar events, awards may be made under the Amended 2019 Plan for up to 8,500,000 shares. The Amended 2019 Plan does not include an evergreen provision and includes several features that are consistent with protecting stockholder interests and sound corporate governance practices. Certain of these features are described in greater detail below under the heading “— Highlights of the Amended 2019 Plan.”

The following table includes information, as of April 8, 2026, regarding all of our outstanding equity awards under all of our equity-based compensation plans and arrangements under which shares of common stock may be issued, including shares subject to outstanding awards under the 2019 Plan and the number of shares of our common stock that remain available under the 2019 Plan for future awards.

Number of outstanding restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) (with 2026 PSU awards reflected at target level performance)	2,419,700
Shares remaining available under the 2019 Plan for the grant of new awards	819,994
New shares requested for approval pursuant to the Stock Plan Amendment	2,000,000
Estimated total number of shares available for the grant of new awards under Amended 2019 Plan, assuming stockholder approval of the Stock Plan Amendment	2,819,994
Number of shares of common stock outstanding	37,071,341

Other than as set forth above, as of April 8, 2026, there were no outstanding shares of restricted stock, no stock options, stock appreciation rights ("SARs"), or any other stock-based awards.

We and our Board understand that our equity compensation needs must be balanced against the dilutive effect of such programs to our stockholders. Accordingly, the share pool increase being requested for the Amended 2019 Plan is the result of careful consideration of our projected annual equity awards to employees and our non-employee directors, employee promotion and recognition awards, awards to attract and retain employees, our overhang and burn rate (both of which are discussed below) and an assessment of the magnitude of the increase that our stockholders would likely find acceptable. We believe that the size of the proposed increase to the share pool under the Amended 2019 Plan is reasonable and, if stockholder approval of the Stock Plan Amendment is obtained at the Annual Meeting, we expect that the share pool under the Amended 2019 Plan will allow us to continue to grant equity awards for approximately one to three years; however, this may vary based on changes in our share price, market practice, our employee base, our hiring needs, and the number of employees participating in the Amended 2019 Plan. An analysis of our overhang and burn rate appears below under the heading “— Information Regarding Overhang and Burn Rate.”

We believe the Stock Plan Amendment, if approved, will be vital to our ability to attract, retain and engage our employees through equity incentives. The inability to offer our employees competitive equity incentive awards could have a material adverse impact on our business. Further, if the Stock Plan Amendment is not approved, we may need to increase the cash compensation we offer our non-employee directors, officers and employees, which would reduce the cash resources we have allocated to meeting our business needs and achieving our strategic objectives. We therefore strongly believe that the approval of the Stock Plan Amendment is critical to our ability to operate our business.
If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the Amended 2019 Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.
The remainder of this Proposal 4 includes:
•Highlights of the Amended 2019 Plan
•Reasons Why Stockholders Should Approve the Stock Plan Amendment
•Information Regarding Overhang and Burn Rate
•Description of the Amended 2019 Plan
•Federal Income Tax Consequences; and
•Awards Granted under the 2019 Plan
Highlights of the Amended 2019 Plan
•No discounting of options or SARs. All options and SARs must have an exercise or base price that is at least equal to the fair market value of the underlying share of common stock on the date of grant.
•No repricing of awards. The Amended 2019 Plan prohibits the direct or indirect repricing of options or SARs without stockholder approval.
•No dividend equivalents on options or SARs. No options or SARs granted under the Amended 2019 Plan may entitle the holder to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.
•Dividends & dividend equivalents on restricted stock awards, restricted stock units and other stock awards (“Stock Awards”) and performance awards are subject to the same vesting conditions and restrictions as the awards to which they relate. Any dividends or dividend equivalents granted with respect to restricted shares, RSUs or other stock awards and performance awards will be subject to the same vesting conditions and restrictions as the award with respect to which they are granted.
•Minimum one-year vesting period. Awards granted under the Amended 2019 Plan must have a minimum vesting period of one year, subject to a carve out for up to 5% of available shares under the Amended 2019 Plan and subject to the Committee’s ability to accelerate or continue the vesting or exercisability of an award in the event of a termination of employment or upon or after a change in control or otherwise as permitted by the Amended 2019 Plan.
•No liberal share recycling. The Amended 2019 Plan prohibits the re-granting of (i) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (ii) shares delivered or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award, or (iii) shares repurchased by the Company on the open market using proceeds from an option exercise.
•Material amendments require stockholder approval. Stockholder approval is required prior to an amendment to the Amended 2019 Plan if (i) stockholder approval is required by applicable law, rule or regulation, including any Nasdaq listing rule, or any other stock exchange on which the common stock is then traded or (ii) the amendment seeks to modify the non-employee director compensation limit set forth in the Amended 2019 Plan or the prohibition on repricing set forth under the Amended 2019 Plan.
•No automatic vesting of awards on a change in control. The Amended 2019 Plan does not provide for the automatic vesting of awards in connection with a change in control.

•No evergreen. The Amended 2019 Plan does not provide for any automatic increase in the number of shares of common stock available for issuance under the Amended 2019 Plan.
•Administered by an independent committee. The Amended 2019 Plan is administered by the Committee, which is made up entirely of independent directors.
•Limit applicable to non-employee directors. The maximum aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of the Company to any non-employee director may not exceed $400,000.

Reasons Why Stockholders Should Approve the Plan Amendment

Attracts, Retains and Motivates Talent. Attracting, retaining and motivating talented employees in a competitive labor market is critical to our business. Our equity-based compensation program has been and, if the Stock Plan Amendment is approved, will continue to be a key component in our ability to pay market-competitive compensation to our employees.

Promotes Retention. Since our board of directors typically grants awards to employees that vest over a three-year period, employees must generally remain with us in order to realize the potential benefits of their equity awards.

Aligns with our Pay-for-Performance Compensation Philosophy. We believe that equity-based compensation is performance-based. As the value of our shares appreciate, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the share price does not appreciate following the grant of an equity award, then our employees would receive reduced compensation in respect of RSUs and PSUs. Indeed, not only are our equity-based compensation awards performance-based in the sense that they provide greater value when our stock price increases and less value when our stock price decreases but we also have a consistent record of granting a significant portion of our executives’ equity in the form of PSUs, which are earned only upon the achievement of financial targets determined by the Committee. We have granted a significant portion of PSUs to our executives each year since the original adoption of the 2019 Omnibus Incentive Plan. For example, 75% of the grant date value of the 2025 and 2026 annual equity awards awarded in March 2025 and 2026 to each of our NEOs were in the form of PSUs.
Aligns Employee and Director Interests with Stockholder Interests. Providing a significant portion of our employee and non-employee director compensation in the form of equity directly aligns the interests of employees and directors with the interests of our stockholders. If the Stock Plan Amendment is approved by stockholders, we will be able to continue granting equity-based incentives that foster this alignment.

Consistent with Stockholder Interests and Sound Corporate Governance. As described under the heading “Highlights of the Amended 2019 Plan” and more thoroughly below, the Amended 2019 Plan is purposefully designed to include features that we believe are consistent with the interests of our stockholders and sound corporate governance practices.

Information Regarding Overhang and Burn Rate

In developing our share request for the Stock Plan Amendment and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate”.

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the sum of (a) the total number of shares underlying all equity awards outstanding, (b) the total number of shares available for future awards and (c) the number of shares outstanding As of April 8, 2026, there were 2,419,700 shares underlying all RSU and PSU awards outstanding (with 2026 PSU awards reflected at the target level of performance), and 819,994 shares available for future awards under the 2019 Plan. The number of shares of our Common Stock outstanding as of April 8, 2026, was 37,071,341. Accordingly, our overhang on April 8, 2026 was 8.04%. If the 2,000,000 additional shares proposed to be authorized for grant under the Amended 2019 Plan are included in the calculation, our overhang on April 8, 2026 would have been 12.38%.

Our total overhang as of December 31, 2025 was 7.89%, which was significantly below the 25th percentile of the 2026 Peer Group (as defined below under "Compensation Discussion and Analysis"), which was 14.04%.

Burn rate provides a measure of the potential dilutive impact of our equity award program. We calculate our burn rate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding for that year. Set forth below is a table that reflects our burn rate for 2025, 2024 and 2023, as well as an average over those three years. Our 3-year average burn rate of 3.19%, was below the 2026 Peer Group 3-year average 25th percentile of 3.38% and significantly below the 2026 Peer Group 3-year average median of 4.95%.

Year	Awards Granted (1)			Basic Weighted Average Common Shares Outstanding	Burn Rate
	RSUs	PSUs	Total
2025	417,000	377,000	794,000	38,210,000	2.08%
2024	433,000	436,000	869,000	38,387,000	2.26%
2023	1,097,000	936,000	2,033,000	40,193,000	5.22%
3-Year Average	765,000	686,000	1,451,000	39,290,000	3.19%
(1) Awards granted includes shares subject to RSU and PSU awards that were granted during the applicable year, even if they were ultimately forfeited. PSU awards other than the Special PSU Grant to Mr. Limongelli made in July 2024 are included at their target performance level, regardless of their ultimate achievement level. The Special PSU Grant is included in 2024 at its maximum achievement level of 300,000 shares. Figures are rounded and therefore may not exactly match award figures for the same periods shown elsewhere in this proxy statement.

Additional Information on Performance-Based Awards

The table below details performance-based awards granted, vested, and forfeited in each year for the past four years.

Except for the Special PSU Grant (which is reflected at the maximum level of achievement), figures for "Granted" PSUs in the table show the number of shares that would be earned for target-level performance under the relevant PSU award. Any shares earned, including shares above target level, are reflected in the year they vest (upon achievement of both the applicable financial performance metric and satisfaction of applicable time-based vesting requirements (as described below)) in the rows labeled “Vested” below. If the target level is not met at all or only partially met, any forfeited target level shares are shown in the rows labeled “Forfeited” for the year when the forfeiture, as a result of the failure to completely achieve the applicable performance metric, became effective. Rows labeled “Forfeited” also show shares forfeited due to non-achievement of time-based vesting conditions.

Other than the Special PSU Grant (for which the vesting terms are described in "Potential Payments Upon Termination or Change in Control" below, all performance-based awards granted in the past four fiscal years were to be earned based on achievement of financial performance metrics over a one-year performance period. Any earned shares then became subject to an additional time-based vesting requirement, generally for two years after the end of the relevant performance period. Earned shares are reflected as “Vested” in the year they meet any applicable time-based vesting conditions.

Performance-Based Awards (PSUs)	# of PSUs
Non-vested at December 31, 2021 (1)	473,386
Granted	378,229
Vested	(50,119)
Forfeited	(160,822)
Non-vested at December 31, 2022	640,674
Granted	935,953
Vested	(96,085)
Forfeited	(263,490)
Non-vested at December 31, 2023	1,217,052
Granted (2)	436,058
Vested	(267,399)
Forfeited	(765,275)
Non-vested at December 31, 2024	620,435
Granted	376,991
Vested	(221,613)
Forfeited	(203,185)
Non-vested at December 31, 2025	572,628
(1) Reflects 2021 PSU grant to Mr. Moynahan at the maximum achievement level of 250,000 shares.

(2) Reflects Mr. Limongelli's Special PSU Grant at the maximum achievement level of 300,000 shares.

Equity Compensation Plan Information
For more information on our equity compensation plans, please see the section titled “Equity Compensation Plan Information” contained elsewhere in this Proxy Statement.

Description of the Amended 2019 Plan

The following brief description of the Amended 2019 Plan is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.
Administration
The Amended 2019 Plan is administered by the Committee, or a subcommittee thereof, or such other committee designated by the Board to administer the Amended 2019 Plan (the “Plan Committee”), consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b‑3 under the Exchange Act, and (ii) “independent” within the meaning of the rules of the Nasdaq listing rules.

Subject to the express provisions of the Amended 2019 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards must be evidenced by an agreement containing such provisions not inconsistent with the Amended 2019 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the Amended 2019 Plan and to decide questions of interpretation or application of any provision of the Amended 2019 Plan. All such interpretations, rules, regulations and conditions of the Plan Committee will be conclusive and binding on all parties. The Plan Committee may take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding awards lapse, (3) all or a portion of any performance period applicable to any outstanding awards lapse, and (4) any performance measures applicable to any outstanding awards be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the Amended 2019 Plan to the Board or, subject to applicable law, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the Chief Executive Officer or any other executive officer of the Company with regard to awards to persons subject to Section 16 of the Exchange Act.

No member of the Board or the Plan Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Plan Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Amended 2019 Plan in good faith, and the members of the Board and the Plan Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law (except as otherwise may be provided in the Company’s certificate of incorporation and/or its by-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
Available Shares
Under the Amended 2019 Plan, the maximum number of shares of common stock available for awards (all of which may be issued in connection with incentive stock options) is 8,500,000, excluding substitute awards granted in connection with corporate transactions. This amount is subject to adjustment in the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. The number of available shares will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding awards. To the extent that shares of common stock subject to an outstanding award granted under the Amended 2019 Plan or any other equity plan maintained by the Company under which awards were outstanding as of the original adoption date of the 2019 Plan (a “Prior Plan”), other than substitute awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR (defined below) or subject to a tandem SAR cancelled upon exercise of a related option), or (ii) the settlement of such award in cash, then such shares of common stock will again be available under the Amended 2019 Plan. Shares of common stock subject to an award under the Amended 2019 Plan or a Prior Plan will not again be available for issuance if such shares are (i) shares that were subject to an option or a stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (ii) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award, or (iii) shares repurchased by the Company on the open market with the proceeds of an option exercise. The Amended 2019 Plan provides that the aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year to any non-employee director may not exceed $400,000.

Minimum Vesting Period

No award (or any portion of any award) granted under the Amended 2019 Plan will become exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that up to five percent (5%) of the total number of shares of common stock initially available under the Amended 2019 Plan may be granted pursuant to awards with vesting periods of less than one year. This minimum vesting period does not restrict the Plan Committee’s ability to accelerate or provide for the continued vesting or exercisability of an award upon a termination of employment or upon or after a change in control of the Company or otherwise as permitted under the Amended 2019 Plan.

Adjustment Events

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Amended 2019 Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding performance award (including the number and class of securities subject thereto, if applicable), shall be appropriately adjusted by the Plan Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments may be made as determined to be appropriate and equitable by the Plan Committee to prevent dilution or enlargement of rights of participants. The decision of the Plan Committee regarding any such adjustment shall be final, binding and conclusive.

Change in Control

Subject to the terms of an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of capital stock of the company resulting from or succeeding to the business of the Company pursuant to such change in control, or the parent thereof, be substituted for some or all of the shares of Company common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for (1) a payment of cash, in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of our common stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the fair market value of a share of our common stock as of the date of the change in control, over the purchase price or base price per share of common stock subject to such option or SAR, (B) in the case of a Stock Award or a performance award denominated in shares of our common stock, the number of shares of common stock then subject to the portion of such award surrendered to the extent the performance measures applicable to such award have been satisfied or are deemed satisfied, whether or not vested, multiplied by the fair market value of a share of our common stock as of the date of the change in control, and (C) in the case of a performance award denominated in cash, the value of the performance award then subject to the portion of such award surrendered to the extent the performance measures applicable to such award have been satisfied or are deemed satisfied, (2) shares of capital stock in the company resulting from the change in control, or the parent thereof, having a fair market value not less than the amount determined under clause (1); or (3) a combination of both clauses (1) and (2).

Under the terms of, and subject to the exceptions and limitations set forth in, the Amended 2019 Plan, a change in control is generally defined as the occurrence of any one of the following events: (i) certain acquisitions of more than 40% of either the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; (ii) certain changes in the majority composition of the Board within any period of 12 consecutive months; (iii) the sale of all or substantially all of the Company’s assets or the consummation of a reorganization, merger or consolidation of the Company; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

No Repricing

The Plan Committee may not, without the approval of stockholders, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions described above.

Termination and Amendment

The 2019 Omnibus Incentive Plan originally became effective as of February 1, 2019, the date on which it was approved by the Board. The Amended 2019 Plan will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the original effective date of the 2019 Omnibus Incentive Plan (February 1, 2029), unless earlier terminated by the Board. No incentive stock options may be granted after January 31, 2029. Termination of the Amended 2019 Plan will not affect the terms or conditions of any award granted prior to its termination. The Board may amend the Amended 2019 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any Nasdaq listing rule, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit described above or the prohibition on repricing of options and SARs without stockholder approval under the Amended 2019 Plan. Additionally, no amendment to the Amended 2019 Plan may materially impair the rights of a holder of an outstanding award without the consent of such holder.

Eligibility
Participants in the Amended 2019 Plan will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. As of April 8, 2026, approximately four executive officers (who are current employees), 617 employees (excluding executive officers), and seven non-employee directors would be eligible to participate in the Amended 2019 Plan if selected by the Plan Committee. Although we do not typically make equity grants to consultants or independent contractors, approximately six independent contractors would be eligible to participate in the Amended 2019 Plan if selected by the Plan Committee.

Provisions for Foreign Participants

The Plan Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in the Amended 2019 Plan as may in the judgment of the Plan Committee be necessary or desirable to foster and promote achievement of the purposes of the Amended 2019 Plan. In furtherance of such purposes the Plan Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its subsidiaries operates or has employees.

Withholding

The Company has the right to require, prior to the issuance or delivery of any shares of common stock or the payment of any cash pursuant to an award, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An award agreement may provide that (i) the Company will withhold whole shares of common stock which would otherwise be delivered to a holder, having an aggregate fair market value determined as of the date the obligation to withhold or pay taxes arises in connection with an award, which we refer to as the “Tax Date”, or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of common stock having an aggregate fair market value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of common stock which would otherwise be delivered having an aggregate fair market value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the award agreement relating to the award. Shares of common stock to be delivered or withheld may not have an aggregate fair market value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable tax withholding rules). Any fraction of a share of common stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due must be paid in cash by the holder.

Descriptions of Awards
Stock Options and SARs

The Amended 2019 Plan allows for the grant of options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.

A participant who is awarded an option receives the right to purchase a specified number of shares of common stock at a specified purchase price and subject to the other terms and conditions that are specified in connection with the award agreement. Options may be granted as incentive stock options or nonqualifed stock options. Each option will be exercisable for no more than ten (10) years after its date of grant. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the purchase price will be the price required by the Code.

A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR. Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that any SAR granted in tandem with an option (a “tandem SAR”) must be exercised no later than the expiration, cancellation, forfeiture or other termination of the related option. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a tandem SAR granted will be the purchase price of the related option.

All of the terms relating to the exercise, cancellation or other disposition of options and SARs (i) upon a termination of employment of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee. Notwithstanding anything in an award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The Amended 2019 Plan allows for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or other stock award.

A restricted stock award is an award of our common stock that is subject to a restriction period and may also be subject to the attainment of specified performance measures within a specified performance period. Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s common stock, provided, however, that distributions or dividends with respect to shares of restricted stock, including regular cash dividends, will be subject to the same restrictions that apply to such shares. A participant who is granted an RSU award is entitled to receive shares of our common stock, or in lieu thereof and to the extent set forth in an award agreement, cash equal to the fair market value of such shares, contingent upon the expiration of a specified restriction period, which may be contingent upon the attainment of specified performance measures within a specified performance period. The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of common stock, cash or a combination of shares and cash and (ii) whether the holder will be entitled to receive dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of common stock subject to such award. Any dividend equivalents with respect to restricted stock units that are subject to vesting conditions will be subject to the same vesting conditions of the underlying awards. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit has no rights as a stockholder of the Company.

Restricted stock awards and RSU awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Other stock awards are awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock (including shares granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement).

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Awards

The Amended 2019 Plan also allows for the grant of performance awards, which provide the recipient with a right to receive an amount of cash, common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified performance period. The method of determining the value of the performance award and the performance measures and performance period applicable to the performance award will be determined by the Plan Committee. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a stockholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Measures

Under the Amended 2019 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total stockholder return and earnings per share criteria) or individual basis, may be used by the Plan Committee in establishing performance measures under the Amended 2019 Plan:

•earnings before any or all of interest, tax, depreciation or amortization (actual or adjusted and either in the aggregate or on a per-share basis);
•earnings (either in the aggregate or on a per-share basis);
•net income or loss (either in the aggregate or on a per-share basis);

•operating profit;
•cash flow (either in the aggregate or on a per-share basis);
•free cash flow (either in the aggregate on a per-share basis);
•costs;
•gross revenues;
•reductions in expense levels;
•operating and maintenance cost management and employee productivity;
•stock price or total stockholder return (including growth measures and total stockholder return or attainment by the shares of common stock of a specified value for a specified period of time);
•net economic value;
•economic value added;
•aggregate product unit and pricing targets;
•strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;
•achievement of return on net assets, return on assets, return on investment capital, or return on equity;
•achievement of objectives relating to diversity, employee turnover, or employee retention rates;
• results of customer satisfaction surveys;
•debt ratings, debt leverage and debt service; or
•such other goals as the Committee may determine whether or not listed herein.

Each goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). Performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation: (i) foreign exchange gains and losses; (ii) asset write-downs; (iii) acquisitions and divestitures; (iv) change in fiscal year; (v) unbudgeted capital expenditures; (vi) special charges such as restructuring or impairment charges; (vii) debt refinancing costs; (viii) extraordinary or noncash items; (ix) unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements; or (x) changes in law or accounting principles. Performance measures are subject to such other special rules and conditions as the Plan Committee may establish at any time.
Clawback
The awards granted under the Amended 2019 Plan and any cash payment or shares of common stock delivered pursuant to awards granted under the plan are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Company’s Dodd-Frank Compensation Recovery Policy, or as otherwise required by law.

Federal Income Tax Consequences

The following is a brief summary of the United States federal income tax consequences generally arising with respect to awards under the Amended 2019 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Amended 2019 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Amended 2019 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the purchase price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the purchase price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonqualified Stock Options. A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of our common stock on the day the participant exercised the option less the purchase price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of our common stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of our common stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of a restricted stock award unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock subject to the award less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of our common stock on the date of grant. If the participant does not make an 83(b) election, then when the restricted stock vests the participant will have compensation income equal to the value of our common stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of our common stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Awards Granted under the 2019 Plan

The following table sets forth information about equity-based awards granted under the 2019 Plan since its adoption through April 8, 2026 to the indicated individuals and groups:

Name and Principal Position	Number of Shares of Common Stock Subject to RSUs (1)	Number of Shares of Common Stock Subject to PSUs (1)(2)
Victor Limongelli President and Chief Executive Officer	231,200	622,747
Jorge Martell Chief Financial Officer	148,171	222,436
Lara Mataac General Counsel	75,220	151,216
Ashish Jain Chief Technology Officer	71,399	160,984
All current executive officers as a group	525,990	1,157,383
All current directors who are not executive officers as a group	391,692	—
Each nominee for election as a director (3)	391,692	—
Each associate of any of such directors, executive officers or nominees	—	—
Each other person who received or is to receive 5 percent or more of such RSUs or PSUs	—	—
All current employees, including all current officers who are not executive officers, as a group	1,919,910	427,942
(1) Includes both unvested and vested shares.
(2)    Reflects PSU granted in 2026 based on target level attainment and Mr. Limongelli's Special PSU Grant based on the maximum attainment of 300,000 shares. All other PSUs are shown at their actual attainment level.
(3)    Since the nominees for election as a director are our current non-employee directors, this figure is the same as the figure directly above it.

New Plan Benefits

All future awards under the Amended 2019 Plan will be made at the discretion of the Committee. Therefore, the future benefits and amounts that will be received or allocated to individuals under the Amended 2019 Plan are not determinable at this time.
On April 8, 2026, the last reported sale price of our ordinary shares at the close of business on the Nasdaq Capital Market was $11.05.

Our Board unanimously recommends voting “FOR” THE APPROVAL OF THE STOCK PLAN AMENDMENT
PROPOSAL 5
ADVISORY VOTE ON RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed KPMG as the independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder ratification of the appointment of KPMG is not required by our By-laws or other applicable legal requirements. However, our Board considers it desirable for stockholders to pass upon the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.
If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2025 and has acted as independent registered public accounting firm for the Company since 1996. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board unanimously recommends voting “FOR” the ratification, on an advisory (non-binding) basis, of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND MANAGEMENT
The table below sets forth certain information with respect to the beneficial ownership of our Common Stock, as of April 8, 2026, unless otherwise indicated, for (i) each person or entity known by us to beneficially own more than 5% of the outstanding shares of our Common Stock, (ii) each of our directors and our Board’s Nominees, (iii) each of our NEOs and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated below, and subject to applicable community property laws, we believe based on the information provided to us that each beneficial owner has sole voting and investment power with respect to all shares of our Common Stock listed below. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
5% Stockholders
BlackRock, Inc.
50 Hudson Yards, New York, NY 10001	3,720,220	(2)	10.0%
Entities affiliated with Legal & General Investment Management Limited
One Coleman Street, London, EC2R 5AA, UK	2,207,340	(3)	5.6%
Ameriprise Financial, Inc.
145 Ameriprise Financial Center, Minneapolis, MN 55474	2,030,571	(4)	5.5%
Directors and Our Board’s Nominees
Marc Boroditsky	58,708		*
Garry Capers	43,529		*
Sarika Garg	48,673		*
Marianne Johnson	51,049		*
Michael McConnell	90,398		*
Alfred Nietzel	62,823		*
Marc Zenner	83,208		*
Named Executive Officers
Victor Limongelli	103,432		*
Jorge Martell	126,351	(5)	*
Lara Mataac	75,548	(5)	*
Ashish Jain	12,375		*
All Current Executive Officers and Directors as a group (11 persons)	756,094		2.0%
*    Ownership is less than 1% of the outstanding shares of our Common Stock.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days after April 8, 2026, if any, or RSUs held by such person that vest within 60 days of April 8, 2026, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except for Mr. Martell and Ms. Mataac, who each have 1,133 RSUs that vest within 60 days after April 8, 2026, none of the members of our Board or our NEOs own any options exercisable or RSUs that vest within 60 days after April 8, 2026. As of April 8, 2026, there were 37,071,341 shares of Common Stock outstanding.

(2)	Based solely on information contained in a Schedule 13G/A filed on November 8, 2024 by BlackRock, Inc. (“BlackRock”), providing information with respect to its beneficial ownership as of September 30, 2024. BlackRock reported it had sole voting power over 3,666,861 shares, shared voting power over no shares, sole dispositive power over 3,720,220 shares and shared dispositive power over no shares.

(3)
Based solely on a Schedule 13G filed on July 8, 2025, by Legal & General Group Plc, Legal & General Investment Management Ltd. ("Legal & General"), LGIM Managers (Europe) Limited, Legal & General UCITS ETF Plc, and Legal & General Investment Management America Inc ("LGIMA"), providing information with respect to their beneficial ownership as of July 2, 2025. Legal & General is a discretionary investment manager authorized and regulated by the UK financial conduct authority. Legal & General UCITS ETF Plc is organized as an open-ended investment company with variable capital structured as an umbrella fund and comprised of separate sub-funds. Legal & General UCITS ETF Plc has segregated liability between its funds and is organized under the laws of Ireland as a public limited company pursuant to the Companies Act (2014) (as amended) (the “Companies Act”). Legal & General UCITS ETF Plc has entered into a management agreement with LGIM Managers (Europe) Limited under which the manager is responsible for the management of the Legal & General UCITS ETF Plc’s affairs. LGIM Managers (Europe) Limited is a limited liability company incorporated in Ireland and authorized by the Central Bank of Ireland as a super manco. LGIM Managers (Europe) Limited has appointed Legal & General as investment manager for each of the funds. Legal & General is authorized and regulated by the UK Financial Conduct Authority. LGIMA is an investment manager regulated by the Securities and Exchange Commission. Legal & General Group Plc is an insurance company and multinational financial services group company. Legal & General Group Plc reported that it had shared voting power over 2,195,345 shares, shared dispositive power over 2,207,340 shares, and sole voting power and sole dispositive power over no shares. Legal & General reported that it had shared voting power over 2,195,345 shares and shared dispositive power over 2,202,907 shares and sole voting power and sole dispositive power over no shares. Each of LGIM Managers (Europe) Limited and Legal & General UCITS ETF Plc reported that it had shared voting and dispositive power over 2,179,777 shares and sole voting power and sole dispositive power over no shares. LGIMA reported that it had shared dispositive power over 4,433 shares and shared voting power, sole voting power and sole dispositive power over no shares. The address of the principal office of Legal & General Group Plc and Legal & General Investment Management Ltd. is One Coleman Street, London, EC2R 5AA, UK, and the address of the principal office of LGIM Managers (Europe) Limited and Legal & General UCITS ETF Plc is 70 Sir John Rogersons Quay, Dublin 2, Ireland, and the address of the principal office of LGIMA is 71 South Wacker Drive, Suite 800, Chicago, Illinois 60606.

(4)
Based solely on a Schedule 13G filed on August 14, 2025 by Ameriprise Financial, Inc. ("Ameriprise"), providing information with respect to its beneficial ownership as of June 30, 2025. Ameriprise reported it had sole voting power over no shares, shared voting power over 2,029,804 shares, sole dispositive power over no shares, and shared dispositive power over 2,030,571 shares.

(5)	Includes 1,133 shares that will vest within 60 days of April 8, 2026, subject to the NEO's continuing service on that date.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2025.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	1,538,862	(3)	N/A	1,920,779
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,538,862		N/A	1,920,779
(1)    RSUs and PSUs do not have a purchase price, and the Company does not have any outstanding options.
(2)    The Company has one active incentive plan that has been approved by our stockholders, the 2019 Plan.
(3)    Consists of 966,235 shares of our Common Stock subject to outstanding RSU awards and 572,627 shares of our Common Stock subject to outstanding PSU awards. The number of shares of our Common Stock subject to outstanding PSU awards reflects 200,000 PSUs outstanding under Mr. Limongelli's 2024 Special PSU Grant and the target amount awarded for 2025 PSU awards outstanding as of December 31, 2025.

REPORT OF THE AUDIT COMMITTEE
Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the applicable requirements of the SEC and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting and their evaluation of the Company’s internal control over financial reporting.
The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.
Based upon the Audit Committee’s discussion with management and KPMG LLP and the Audit Committee’s review of the representation of management and the disclosures by KPMG LLP to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Respectfully submitted,

Marc Zenner (Chair)
Sarika Garg
Michael McConnell
Alfred Nietzel

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2025 AND 2024
The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG, our independent registered public accounting firm. It is currently the policy of the Audit Committee to pre-approve all audit services rendered by KPMG, and Audit Committee has also delegated to its Chair the authority to pre-approve KPMG permissible non-audit services, with the Chair of the Audit Committee and KPMG required to summarize any such approvals at the subsequent Audit Committee meeting. The Audit Committee’s policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management also recommends, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm then each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, is provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee is informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.
The following table sets forth the amount of fees billed to us by our independent registered public accounting firm, KPMG, for services rendered for 2025 and 2024:

	2025 (1)	2024 (1)
Audit Fees	$1,946,365	$2,158,553
Tax Fees	34,833	13,622
Audit-Related Fees	120,043	219,383
TOTAL	$2,101,241	$2,391,558

(1)	Amounts billed in foreign currencies have been converted to U.S. dollars at the exchange rate in effect on December 31 of each respective year.
Audit Fees. For 2025 and 2024, audit fees consisted of fees billed for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
Tax Fees. For 2025 and 2024, tax fees consist of fees for permissible foreign subsidiary tax compliance services and permissible tax consulting services in the U.S.
Audit-Related Fees. For 2025 and 2024, other fees billed by KPMG were fees associated with the performance of permissible attestation services.
The Audit Committee, including through authority delegated to the Chair, pre-approved all of the above fees for both 2025 and 2024.
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Management Development and Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussion, the Management Development and Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted,

Alfred Nietzel (Chair)
Marc Boroditsky
Sarika Garg
Marianne Johnson

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the material components of 2025 compensation for our Named Executive Officers shown in the table below (“NEOs”) and discusses how that compensation was determined.

Named Executive Officers
Each of the individuals listed below served as an executive officer during 2025 and is a NEO under SEC executive compensation disclosure rules.

Name	Title
Victor Limongelli	President and Chief Executive Officer
Jorge Martell	Chief Financial Officer and Treasurer
Lara Mataac	General Counsel, Chief Compliance Officer and Corporate Secretary
Ashish Jain	Chief Technology Officer
References to the “Committee” in this CD&A and the executive compensation tables that follow refer to the Management Development and Compensation Committee.

Business Overview
OneSpan helps organizations build secure, seamless, and trusted digital experiences through two solution portfolios: Cybersecurity and Digital Agreements. Our cybersecurity solutions protect identities, secure mobile apps, and safeguard access through advanced high-assurance authentication, threat intelligence, fraud prevention, and robust mobile app protection, defending users, devices, and applications against sophisticated attacks. Our digital agreement solutions streamline agreement workflows with secure e-signatures, identity verification, and smart digital forms, built to enable speed, compliance and exceptional customer experiences. Trusted by leading global enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes over 100 million digital agreements and billions of secure authentication transactions across more than 120 countries each year.
Business Segments
We report our financial results under the following two business divisions, which are our reportable operating segments: Cybersecurity and Digital Agreements.

•Cybersecurity. Cybersecurity, formerly Security Solutions, consists of our broad portfolio of software products, software development kits ("SDKs") and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Cybersecurity segment are delivered through on-premises and cloud-based deployment models and include standards-based authentication technologies such as Fast Identity Online ("FIDO") authentication and passkeys, multi-factor authentication, transaction signing solutions and mobile application security.

•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and OneSpan Identity Verification.
Business Developments and Financial Performance
Beginning in mid-2023 and through the third quarter of 2024, our focus was on adjusting our cost structure to enable both business divisions to operate profitably. These cost optimization efforts were a major factor in the overall business returning to operating profitability in the fourth quarter of 2023. The subsequent increase in profitability, combined with high levels of cash generation, enabled us to return approximately $31.6 million to shareholders in 2025 in the form of quarterly dividends and share repurchases. Through 2025, we continued to operate profitably while taking a number of important steps designed to generate future revenue growth:

•In December 2024, we hired a new Chief Technology Officer, Ashish Jain, to lead our research and development efforts.

•In June 2025, we acquired Nok Nok Labs, Inc. ("Nok Nok Labs"), a provider of passwordless software authentication solutions, which brought S3, a leading FIDO software product, to our portfolio. This acquisition provides OneSpan's customers with a wider range of flexible, adaptable authentication options.

•In June 2025, we entered into a $100.0 million credit agreement with MUFG Bank, Ltd and other lenders party thereto.

•In October 2025, we announced a strategic investment in, and partnership with, ThreatFabric Holding B.V. ("ThreatFabric"), a Dutch company that provides mobile threat intelligence, malware risk detection, and behavioral analytics, to further enhance the value we offer to our customers.

•In December 2025, we hired a new Chief Revenue Officer, Shaun Bierweiler, to lead our go-to-market efforts, and to drive growth and customer success.

•Later in December 2025, we entered into a definitive agreement to acquire Build38 GmbH ("Build38"), a leader in next-generation mobile application protection solutions, to extend our investment in advanced mobile security technologies.

Our efforts to broaden and strengthen our product offerings are driven in part by a secular shift away from physical authentication devices such as our Digipass tokens. Because consumers increasingly interact with their banks through their mobile devices rather than desktop computers, they are more likely to prefer authentication methods that enable secure, convenient access to mobile banking apps without the need for a physical device. In response to this trend, our bank and financial institution customers have increasingly adopted a “mobile-first” approach to consumer authentication that prioritizes the mobile user experience over traditional desktop experiences. This approach has resulted in a reduction of Digipass hardware authenticator sales and an increase in sales of software authentication licenses delivered through software applications on mobile devices. Due largely to the mobile first trend, our revenue from Digipass devices declined from 78% of our revenue in 2015 to 20% of our revenue in 2025. Although we plan to continue to invest in our Digipass authenticators, including our newer FIDO2 Digipass devices, as an important component of our broad authentication solution portfolio, we are focused on driving revenue growth in higher–margin software solutions, both through further expansion of our Cybersecurity software solutions and through continued growth in our Digital Agreements division.

. Our 2025 financial results included the following highlights:

•Total revenue was $243.2 million, flat compared to $243.2 million for 2024. Cybersecurity revenue was $177.7 million, a decrease of (2)% year-over-year. Digital Agreements revenue was $65.5 million, an increase of 7% year-over-year. Cybersecurity and Digital Agreements subscription revenue grew 13% and 11% year-over-year in 2025, respectively.
•Gross profit was $179.4 million, or 74% gross margin, compared to $174.6 million, or 72% gross margin, in 2024.
•Operating income was $48.4 million, compared to operating income of $44.8 million in 2024.
•Net income was $72.9 million, or $1.88 per diluted share compared to net income of $57.1 million, or $1.46 per diluted share, for 2024.
•Adjusted EBITDA was $77.6 million compared to $73.4 million in 2024.

Adjusted EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, see Appendix A to this Proxy Statement. Please note that the foregoing definition of Adjusted EBITDA, which we use for financial reporting purposes, is slightly different from the definition of adjusted EBITDA we used for purposes of setting targets for our 2025 executive compensation program, as described below under “Annual Cash Incentive Compensation”. When we refer in this Proxy Statement to “2025 Adjusted EBITDA”, we are referring to the adjusted EBITDA metric we used for our 2025 executive compensation program. A reconciliation of 2025 Adjusted EBITDA to the most comparable GAAP financial measure is also provided in Appendix A to this Proxy Statement.
For more information our 2025 business developments and financial performance, please refer to our Annual Report on Form 10-K filed with the SEC on February 26, 2026.
Key Compensation Principles
We operate in the global technology industry, focusing on advanced secure authentication and digital agreements. The market for executive-level talent in our industry is highly competitive, and we are in the midst of a period of transition in our business that will require significant dedication, creativity and commitment from our senior management team. The Committee’s 2025 executive compensation decisions were made in that context and guided by the principles of market competitiveness, pay for performance, stockholder alignment, responsible compensation practices, and retention, each of which is discussed below.
Market Competitiveness. Compensation should be aligned with the value of the job in the marketplace and designed to allow OneSpan to attract, motivate and retain the caliber of executive talent necessary to succeed in light of our industry and specific business circumstances. To ensure that our compensation is market competitive, we consider data from a peer group of companies, and in some cases, third-party compensation benchmarking reports. Our compensation peer group consists of companies comparable to the Company in terms of industry, revenue and market capitalization.
The peer group that the Committee used for purposes of 2025 executive compensation decisions (the "Peer Group") was the same as the peer group used for 2024 executive compensation decisions made in the first quarter of 2024. The Peer Group was developed at the Committee's direction in October 2023 in order to better reflect our 2023 financial performance and our then-current market capitalization, and consisted of the following companies:

Peer Group (20 companies)
A10 Networks, Inc.
Agilysys, Inc.
American Software, Inc.
Arlo Technologies, Inc.
AstroNova, Inc.
Avid Technology, Inc.
Consensus Cloud Solutions, Inc.
Faro Technologies, Inc.
Identiv, Inc.
Iteris, Inc.

Mitek Systems, Inc.
NAPCO Security Technologies, Inc.
Powerfleet, Inc.
Quantum Corporation
SecureWorks, Inc.
Telos Corporation
TransAct Technologies Incorporated
Turtle Beach Corporation
Viant Technology Inc.
Vishay Precision Group, Inc.

Since less than two years had passed since the initial development and first use of the Peer Group, the Committee determined to use the Peer Group for its 2025 executive compensation decisions, which were made in the first quarter of 2025. Based on our revenue for fiscal year 2024, the most recent fiscal year available when the Committee made its 2025 executive compensation decisions, our revenue was at the 41st percentile of the Peer Group, and based on our closing stock price of $19.24 as of January 31, 2025, our market capitalization was at the 68th percentile of the Peer Group. The Peer Group consists of companies in the following Global Industry Classification Standard (GICs) sub-industry groups: Application Software, Electronic Equipment & Instruments, Systems Software, and Technology Hardware, Storage and Peripherals.

Frederic W. Cook & Co, Inc. (“FW Cook”), an independent compensation consultant, assisted the Committee in the initial development of the Peer Group in October 2023 (as well as the development of the Company's revised peer group for 2026 executive compensation (the "2026 Peer Group"), which is discussed in "2026 Developments" below). Please see “Role of the Committee, Consultants and Management” below for additional information about the Company’s use of FW Cook.

The Committee uses peer group data as one of several factors it considers in determining executive compensation. It does not target a specific percentile range within the peer group, but instead uses peer group data in considering market compensation practices. Although the Committee reviews the compensation practices of the companies in the peer group, it does not adhere to strict targets or formulas to determine the mix or value of compensation components. Instead, the Committee considers various factors, including the experience, responsibilities and performance of the applicable executive and the Company’s overall financial and competitive performance. The Committee believes that this flexibility is important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Performance-Based Compensation. Compensation should reward performance, both annual and long-term. Accordingly, the Committee believes that a substantial portion of an executive officer’s compensation, both cash and equity, should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value. Exceptional performance should be rewarded with a higher level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Committee, the result should be a lower level of compensation. Performance-based compensation should be based on measures that are simple to understand and that are aligned with the Company’s long-term strategies, operational goals and stockholder returns.

Stockholder Alignment. Compensation should align the long-term interests of our executives with those of our stockholders. To this end, the Committee sets a significant portion of total target compensation for our NEOs in the form of equity. In addition, our CEO and CFO are subject to an executive stock ownership policy requiring them to hold equity at least equal to a multiple of the current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment. Our CEO is currently within the policy's transition period and our CFO is in compliance with the policy.

The Committee values continuing and constructive feedback from our stockholders on compensation, and we engage with investors on a regular basis to understand their views on this and other topics. In making its 2025 executive compensation decisions, the Committee considered the approval by approximately 90% of the votes cast for the Company’s say-on-pay vote regarding our 2024 executive compensation program, and as a result continued the high-level structure of the 2024 program, including a focus on pay-for-performance compensation, into 2025.

Responsible Compensation Practices. Compensation should incorporate risk management considerations and promote accountability and responsible conduct.

Risk management. The performance-based component of our compensation program is based on several metrics rather than a single metric in order to support balanced decision-making. In addition, we believe that our allocation of compensation among a fixed and predictable level of base salary, an annual cash incentive program based on multiple performance targets, and equity awards with a combination of multiple performance targets and multi-year vesting schedules discourages short-term risk taking at the expense of long-term results.

Clawback provisions. All of our equity agreements, both for executives and non-executives, provide that if the Company determines that the grantee’s “wrongful act” (as defined in the agreements) was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Company may determine that such grantee will forfeit and must repay to the Company any shares of our Common Stock, cash or other property paid in respect of any amount awarded during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the SEC, whichever is earlier, and ending on the date the restated financial statements are filed with the SEC.

In addition, as required by the Dodd-Frank Act of 2010 and related SEC rules, in 2023, we adopted a Dodd-Frank Compensation Recovery Policy (“Clawback Policy”). Our Clawback Policy provides that if we are required to prepare an accounting restatement, as defined in the Clawback Policy, we will attempt to recover from each of our executive officers (as defined in Rule 16a-1(f) under the Exchange Act) any erroneously awarded compensation received by such officer that was granted, earned or vested based in whole or in part upon the attainment of financial reporting measures (including stock price and total stockholder return) (“Incentive-Based Compensation”). For purposes of the Clawback Policy, “erroneously awarded compensation” means the amount of Incentive-Based Compensation the officer received that exceeds the amount he or she would have received had the amount of Incentive-Based Compensation been determined based on the restated amounts. Each of our executive officers and other senior management team members are required to acknowledge and agree to our Clawback Policy in their equity award agreements covering awards granted after December 18, 2023, the effective date of the Clawback Policy.

No hedging or pledging. Our Insider Trading Policy prohibits directors, executive officers, and employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities; purchasing financial instruments (such as forward contracts, equity swaps, collars and exchange funds) or engaging in other transactions that hedge or offset any decrease in the value of OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities as collateral for a loan.
Responsible practices. We avoid compensation practices that we believe would provide excessive benefits or windfalls to our executives. We do not provide our executives with excessive perquisites, special executive retirement programs, or tax gross-ups on severance payments, and our equity plans prohibit repricing stock options or paying cash for underwater stock options without stockholder approval. With rare exceptions, we also require a “double-trigger” for equity acceleration upon a change in control, which means that the occurrence of a change in control by itself will not trigger vesting acceleration; vesting acceleration will only occur if the executive is terminated without cause or resigns for “good reason” within 18 months following a change in control or if the acquiring or succeeding corporation does not agree to continue, assume, or substitute substantially equivalent equity for the executive's unvested equity.

Retention. We seek to balance our focus on pay-for-performance compensation with the predictability needed to retain executives whose skills, knowledge and experience are important to our long-term success. Our compensation program must support our ability to attract, motivate and retain our executives to execute our strategy, including during periods of stock market volatility, adverse macroeconomic developments, or temporary setbacks to Company performance. We believe the multi-year, time-based vesting component of our equity award program is an important factor in our ability to retain our executives.
Role of the Committee, Consultants, and Management
The Committee determines the compensation of our NEOs, including the evaluation and approval of compensation plans, policies and programs offered to our NEOs. Under its charter, the Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities, and also takes into account management input (particularly the input of the CEO) in making executive compensation decisions.

Role of the Independent Consultant. The Committee retains an independent compensation consulting firm from time to time as it deems appropriate. FW Cook assisted the Committee in creating the Peer Group and the 2026 Peer Group. FW Cook does not perform any other services for the Company. The Committee reviewed the independence of FW Cook under Nasdaq and SEC rules and concluded that the work of FW Cook has not raised any conflict of interest.

Role of Management. The Committee typically considers the CEO’s evaluations and recommendations, both with respect to his own performance and compensation and with respect to the performance and compensation of his direct reports, when making executive compensation decisions. If it considers it appropriate to do so, the Committee may confer with other members of management or the Committee’s compensation consultant in connection with year-end performance reviews, the determination of compensation for the completed year, and compensation decisions for the upcoming year. The Committee assessed 2025 individual performance based primarily upon input from Mr. Limongelli, as well as observations by members of the Committee and input from other Board members.
Elements of Compensation
The principal components of our executive compensation program are base salary, annual cash incentive compensation and long-term incentive compensation. When appropriate, we also use discretionary cash bonuses and sign-on awards in the form of either cash bonuses or equity awards, as further described in the table below.

Compensation Element	Description	Cash / Equity	Used in 2025?
Base Salary	Fixed annual cash pay based on scope of responsibilities and individual performance	Cash	Yes
Annual Cash Incentive	Annual cash incentive payment tied to achievement of designated annual targets	Cash	Yes
Long-Term Incentive—Restricted Stock Units (“RSUs”)	Time-based stock award that encourages and rewards continued service over a three-year period	Equity	Yes
Long-Term Incentive—Performance-Based Restricted Stock Units (“PSUs”)
Performance-based stock award that is earned based on achievement of one-year financial targets and vests over a three-year period, which encourages and rewards financial performance and continued service
		Equity	Yes
Discretionary Cash Bonus	Periodic cash bonuses awarded in the discretion of the Committee to recognize specific accomplishments or in other special circumstances	Cash	Yes
Sign-On Awards (Cash Bonus or Restricted Stock Units)
Periodically used to incentivize a new hire candidate to accept our offer of employment, including when the executive would need to forfeit a bonus or other incentive compensation from his or her prior employer in order to join us
		Either Cash or Equity	No
Base Salary
Base salary is the fixed element of the NEOs’ annual cash compensation. The value of base salary recognizes the executive’s experience, scope of responsibilities, capabilities and the market value of those capabilities.
Mr. Limongelli’s base salary for his current position of President and CEO was originally determined when he assumed that role in July 2024, primarily based on Peer Group benchmarking data and the salary of the Company’s previous CEO. The Committee did not increase Mr. Limongelli's salary for 2025 because when NEO salary increase decisions were made, he had been in his current role with the Company for less than a full year.
In April 2025, the Committee approved increases of approximately 3.4% to the base salaries for each of Mr. Martell and Ms. Mataac, with such increases to be effective April 1, 2025. The Committee considered Mr. Limongelli's recommendations, Company performance during 2024, and cost-of-living adjustments in determining these increases.

Mr. Jain joined OneSpan in the second half of December 2024. In determining Mr. Jain's original base salary, the Committee considered the following factors: the strategic importance of the Chief Technology Officer position to the Company; Mr. Jain's significant experience in digital identity and security and his widely recognized status as an industry expert in digital identity; Mr. Jain's compensation at prior employers; peer group data; and Mr. Limongelli's recommendations. The Committee did not increase Mr. Jain's salary for 2025 because he had just recently joined the Company.

Name and Principal Position	Base Salary as of 12/31/2025	Base Salary as of 12/31/2024	Percentage Change
Victor Limongelli President and Chief Executive Officer	$600,000	$600,000	—%
Jorge Martell Chief Financial Officer	$430,120	$416,120	3.4%
Lara Mataac General Counsel	$365,100	$353,100	3.4%
Ashish Jain Chief Technology Officer	$450,000	$450,000	—%

Annual Cash Incentive Compensation
All four NEOs were eligible to receive cash incentive payment under the Company’s 2025 annual cash incentive program, the 2025 Management Incentive Program (the "2025 MIP"). The annual cash incentive opportunity under the 2025 MIP is based on a percentage of the participating NEO's base salary (the “Target MIP Opportunity”). The Target MIP Opportunity for each NEO was established as part of his or her initial compensation upon joining the Company in his or her current role, based on substantially the same factors used to determine initial NEO base salaries described above. The table below shows the 2025 Target MIP Opportunity for each NEO and the corresponding percentage of base salary, as well as the 2025 MIP payments that each of them actually earned. An explanation of how the 2025 MIP payments were determined follows the table.

Name and Principal Position	2025 Target MIP Opportunity	Target % of Base Salary	Payout Actually Earned under MIP	Total Payout as % of Target
Victor Limongelli President and Chief Executive Officer	$600,000	100%	$150,000	25%
Jorge Martell Chief Financial Officer	$279,578	65%	$69,895	25%
Lara Mataac General Counsel	$182,550	50%	$45,638	25%
Ashish Jain Chief Technology Officer	$225,000	50%	$168,750	75%
The payout for Mr. Jain under the 2025 MIP was based on his employment agreement, which provided, for 2025 only, a minimum MIP payout of 75% of his Target MIP Opportunity (the "2025 Minimum Payout Amount"). This minimum payout provision does not apply to 2026 or any future years of Mr. Jain's employment, and was provided to Mr. Jain in connection with his hiring in December 2024 as an inducement for him to join the Company.
Payouts for Mr. Limongelli, Mr. Martell and Ms. Mataac under the 2025 MIP were determined based on the Company’s achievement level against financial metrics approved by the Committee and shown in the tables below. For each financial metric, the Committee set the following achievement levels: a minimum or “threshold” level; a target level; and a maximum or “stretch” level. The metrics and the associated weightings, achievement and payout levels were selected by the Committee based on OneSpan’s 2025 budget, and were intended to incentivize the executive team to achieve the Company's revenue growth objectives while also maintaining strong profitability levels. The minimum/threshold achievement level was intended to represent the minimum achievement necessary to trigger a payout, and to be straightforward to achieve; the target level was intended to be achievable through solid execution; and the maximum/stretch level was intended to be attainable but challenging. The Committee set a relatively higher minimum/threshold level and a lower maximum payout for the 2025 Adjusted EBITDA metric as compared to the Total Revenue metric because 2025 Adjusted EBITDA was more controllable by the Company (e.g., through adjustments to spending) than Total Revenue, and because Total Revenue was comparatively more important for 2025, given that the Company had already made significant progress on improving profitability.
2025 MIP Metrics

Achievement Level	Financial Metrics
	Total Revenue (1) (Weighted 75%)	Potential Payouts as a percentage of Target MIP Opportunity	2025 Adjusted EBITDA (2)(Weighted 25%)	Potential Payouts as a percentage of Target MIP Opportunity
Minimum	$246 million	50%	$76 million	90%
Target	$250 million	100%	$78 million	100%
Maximum	$255 million	150%	$83 million	125%

(1)    2025 Total Revenue is defined as the Company’s total publicly reported revenue for 2025.
(2)    2025 Adjusted EBITDA is defined as the Company’s 2025 EBITDA (earnings before interest, taxes, depreciation and amortization) excluding all stock-based compensation costs, severance costs (including related termination costs such as legal fees), and capitalized software costs (i.e., adding back those costs to EBITDA). The definition of 2025 Adjusted EBITDA differs slightly from the definition of Adjusted EBITDA the Company uses for financial reporting purposes. Please see Appendix A for a reconciliation of 2025 Adjusted EBITDA, as used in the Company's executive compensation program, to GAAP net income.
2025 MIP Metrics - Actual Attainment and Payouts
In February 2026, the Committee determined the Company’s achievement levels against the financial metrics described above. The Company did not achieve the minimum level necessary for a payout with respect to the Total Revenue metric, and achieved the 2025 Adjusted EBITDA metric at the target level, resulting in a weighted payout percentage of 25%. The table that follows shows the actual results for each metric, the actual payout as a percentage of the target achievement level, the weighting given to the metric and the final weighted payout percentage.

Metric	Actual Results	Actual Payout as a Percentage of Target	Weighting	Final Weighted Payout as a Percentage of Target
Total Revenue	$243 million	—%	75%	—%
Adjusted EBITDA	$78 million	100%	25%	25%
Combined				25%
Long-Term Incentive Compensation
Long-term incentive compensation awards for 2025 were granted pursuant to our 2019 Plan. Our long-term incentive awards are designed to align the interests of our executives, key employees and others with our success and with other stockholders generally. The Committee believes these incentives promote a long-term perspective that is important to the continued success of our business.

Our long-term incentive program for NEOs generally consists of a combination of performance-based equity awards that are earned based on achievement of specified Company financial performance metrics and time-based equity awards that vest based on continuing service. Awards granted to newly hired executives are sometimes structured differently and/or have a relatively higher total grant date value than our recurring annual long-term incentive awards. These differences reflect the need to attract experienced executives by providing them with additional incentives to join OneSpan, replace amounts forfeited at prior employers, and motivate them to create value for our shareholders.

The following table summarizes the long-term incentive awards granted to our NEOs in 2025:

Name and Principal Position	2025 LTIP Total Grant Date Value ($)(1)	2025 LTIP – Time-Based RSU (#) (2)	2025 LTIP PSUs at Target (#)(3)	2025 LTIP PSUs Actually Earned (#)(4)
Victor Limongelli President and Chief Executive Officer	$2,500,000	37,788	113,362	42,511
Jorge Martell Chief Financial Officer	$700,000	10,581	31,742	11,903
Lara Mataac General Counsel	$475,000	7,180	21,539	8,077
Ashish Jain Chief Technology Officer	$1,397,999	(5)	85,140	31,928

(1)
The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation and are based on the probable outcome of the performance conditions with respect to PSUs. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information about our share-based compensation.

(2)
These time-based awards vest on the Company's standard time-based RSU vesting schedule: three years, with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal installments every six months thereafter, provided that the applicable NEO remains employed by the Company on each vesting date.

(3)
Any earned shares under the PSU awards vest as to one-third of the underlying shares on the later of (i) the date the Committee determines the Company's achievement against the 2025 financial metrics (which occurred on February 17, 2026) and (ii) March 4, 2026, and as to an additional one-third on each of December 31, 2026 and December 31, 2027, in each case provided that the applicable NEO remains employed by the Company on those vesting dates.

(4)	Reflects a 37.5% achievement level under the 2025 PSU financial metrics, as further discussed below.
(5)
Does not include Mr. Jain’s New Hire RSU (as defined below), which was granted on December 16, 2024. The New Hire RSU had a total grant date value of $550,004 and consisted of 28,380 RSUs, which vest on the Company's standard time-based RSU vesting schedule.

2025 LTIP PSUs - Victor Limongelli, Jorge Martell and Lara Mataac
On March 4, 2025, the Committee granted the following 2025 LTIP awards for a total of 151,150, 42,323 and 28,719 shares (assuming the target level of performance under the PSU component) to Mr. Limongelli, Mr. Martell and Ms. Mataac, respectively, consisting of 75% in PSUs and 25% in time-based RSUs. In determining the value and composition of the equity grants to Mr. Limongelli, Mr. Martell and Ms. Mataac, the Committee considered the following factors: the performance of the Company in 2024; observations of Committee members and other Board members; Peer Group data; with respect to Mr. Limongelli, the equity provisions of Mr. Limongelli's employment agreement with the Company; and with respect to Mr. Martell and Ms. Mataac, input from Mr. Limongelli.
2025 LTIP PSUs - Ashish Jain
In connection with Mr. Jain’s hire as OneSpan’s Chief Technology Officer on December 16, 2024, the Committee approved the grant to Mr. Jain of equity awards with an approximate value of $2.2 million based on the closing price of the Common Stock on that date, consisting of 75% in PSUs (85,140 shares at target level) and 25% in RSUs (28,380 shares). Mr. Jain’s new hire RSU award (the "New Hire RSU"), which vests on the Company's standard vesting schedule, was granted to him on his start date of December 16, 2024. However, his new hire PSU award (the "New Hire PSU") was to be earned based upon the Company’s achievement of 2025 financial metrics, which were not determined by the Committee until February 2025 and not communicated to Mr. Jain until March 3, 2025. As a result, his New Hire PSU was considered to be granted on March 3, 2025, although as provided in his employment agreement, the number of shares subject to the New Hire PSU was based on the closing price of our Common Stock on December 16, 2024.
In determining the value and composition of Mr. Jain's new hire awards, the Committee considered the following factors: the strategic importance of the Chief Technology Officer position to the Company; Mr. Jain’s significant experience in digital identity and security and his widely recognized status as an industry expert in digital identity; Mr. Jain’s compensation at prior employers; peer group data; and Mr. Limongelli’s recommendations.
2025 LTIP PSU Metrics
The 2025 PSUs were to be earned based on the Company's achievement of the following financial performance metrics, weighted and defined as follows:

Metric and Weighting	Target	% Earned PSUs	Metric Definition
2025 FX Product Revenue (25%)			2025 GAAP* revenue attributable to Digipass FX product sales
Target	$4 million	100%
Maximum	$8 million	150%
2025 NA Security Revenue (25%)			2025 GAAP revenue attributable to North America Cybersecurity segment sales
Target	$6 million	100%
Maximum	$10 million	150%
Company-Wide Revenue (25%)			2025 total publicly reported GAAP revenue
Target	$250 million	100%
Rule of 40 Attainment (25%)
2025 Adjusted EBITDA margin (defined as 2025 Adjusted EBITDA as a percentage of Company-Wide Revenue) plus the Company’s year-over-year percentage growth in Company-Wide Revenue as compared to the Company’s total 2024 publicly reported GAAP revenue

Target	33%	100%
*U.S. Generally Accepted Accounting Principles
The Committee selected the first three metrics listed above to incentivize achievement of the Company's revenue growth objectives through specific product and territory revenue objectives as well as overall revenue growth. The fourth metric shown above, Rule of 40 Attainment, reflects the Company's goal of attaining the "Rule of 40", meaning that the sum of its 2025 Adjusted EBITDA margin, as defined above, and its year-over-year total revenue growth is equal to 40%. The inclusion of Rule of 40 Attainment, which is a widely used financial health benchmark for SaaS companies, was intended to incentivize achievement of revenue growth while maintaining strong profitability levels.
The “2025 FX Product Revenue” and “2025 NA Security Revenue” metrics featured a target achievement level and a maximum achievement level, with linear interpolation between the two achievement levels. The “Company-Wide Revenue” and “Rule of 40 Attainment” metrics had a single target achievement level, whereby no PSUs would be earned for actual achievement below the target level, and no more than the target number of RSUs would be earned for actual achievement at or above the target level. The Committee intended the target levels for these metrics to be achievable through solid execution, and for the maximum/stretch level to be attainable but challenging.
In February 2026, the Committee determined the Company’s achievement levels against the 2025 LTIP financial metrics described above. The Company fell below the target achievement level for 2025 FX Product Revenue, Company-Wide Revenue and Rule of 40 Attainment, and therefore the NEOs did not earn any PSUs based upon these three metrics. However, the Company recorded $22.1 million in 2025 NA Security Revenue, exceeding the $10 million maximum and corresponding to a 150% earned PSU payout with respect to that metric. The 150% payout was then multiplied by the metric weighting of 25% for a total achievement level of 37.5%, resulting in an earned PSU payout of 42,511 shares, 11,093 shares, 8,077 shares and 31,928 shares for Mr. Limongelli, Mr. Martell, Ms. Mataac and Mr. Jain, respectively. These earned PSUs vested as to one-third of the underlying shares in early March 2026, and will vest as to an additional one-third on each of December 31, 2026 and December 31, 2027, in each case provided that the applicable NEO remains employed by the Company as of those vesting dates.
Partial Vesting of Special PSU Grant - Victor Limongelli
On July 31, 2024, in connection with his appointment to the position of CEO and President, Mr. Limongelli was awarded the Special PSU Grant, a performance-based RSU grant for a target amount of 300,000 performance-based RSUs. The Special PSU Grant vests upon the achievement of both a performance-based condition and a continued service condition. One-third of the Special PSU Grant will satisfy the performance-based vesting condition upon certification by the Committee of the achievement of a Price Goal of $18.00, one-third upon certification by the Committee of the achievement of a Price Goal of $20.00, and one-third upon certification by the Committee of the achievement of a Price Goal of $22.00, in each case during the period commencing on July 31, 2024 and ending on July 31, 2028 (the “Performance Period”). A “Price Goal” shall mean a 45-Day VWAP of a share of the Company’s common stock that equals or exceeds $18.00, $20.00, or $22.00, as the case may be. “45-Day VWAP” for this purpose means, as of any Trading Day, the volume-weighted average price of a share of Company common stock for the 45 consecutive Trading Days ending on and including such date. A “Trading Day” is a day on which shares of the Company’s common stock are traded on the Nasdaq Capital Market. Please see "Potential Payments upon Termination or Change in Control" for additional information about the Special PSU Grant.
The Committee certified the achievement of the $18.00 Price Goal on January 7, 2025, and Mr. Limongelli satisfied the continued service condition on July 31, 2025 (the first anniversary of his appointment as CEO and President), resulting in 100,000 shares from the Special PSU Grant vesting on that date.
Cash Bonuses
In February 2026, the Committee awarded Mr. Limongelli a discretionary bonus of $175,000 in recognition of the Company's progress during 2025 in establishing a foundation for the Company's future growth while continuing to operate profitably, including: the hiring of Mr. Jain as Chief Technology Officer in December 2024; the acquisition of Nok Nok Labs in June 2025; a strategic investment in ThreatFabric in October 2025; the hiring of a Chief Revenue Officer, Shaun Bierweiler, in December 2025; and the entry into a definitive agreement for the acquisition of Build38. The Committee also awarded Mr. Martell and Ms. Mataac a discretionary bonus of $83,000 and $60,000, respectively, in recognition of their efforts in completing the Nok Nok Labs acquisition, the Build38 acquisition, and the ThreatFabric strategic investment, as well as establishing the Company's $100 million credit facility in June 2025.
Additional Compensation Elements
Other Benefits
Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that are commensurate with the benefits provided to all of our full-time employees, including participation in our 401(k) plan and medical and dental benefits. During 2025, we did not provide our NEOs with nonqualified retirement programs or perquisites.
Change in Control and Severance Benefits
The Committee believes the severance and change in control benefits we provide to our NEOs are comparable with those benefits offered by our competitors and necessary to attract and retain a talented executive team. The NEOs’ possible severance and change in control benefits are described below under “Potential Payments Upon Termination or Change in Control.”
2026 Developments
In February 2026, the Committee approved a revised peer group, the 2026 Peer Group, for use in making decision concerning executive compensation for 2026. Although the 2026 Peer Group was not considered for purposes of making the 2025 NEO compensation decisions discussed in this proxy statement, it was used to benchmark the Company's equity overhang and burn rates discussed in Proposal 3.
The 2026 Peer Group shown below reflects the following key changes from the Peer Group: the addition of eight companies to increase the representation of SaaS and other software companies and the removal of five hardware-focused companies, in light of the fact that OneSpan's revenue is now approximately 80% software-based; the removal of two companies that are significantly smaller than OneSpan; and the removal of five peers who have been acquired.

2026 Peer Group (16 companies)
A10 Networks Agilysys Arlo Technologies Asure Software Consensus Cloud Solutions CS Disco Domo Mitek Systems	N-able Ooma PowerFleet Radware Rapid7 Telos Viant Weave Communications
The 2026 Peer Group will be discussed in greater detail in the proxy statement for the 2027 Annual Meeting.

2025 SUMMARY COMPENSATION TABLE
The following table provides selected information concerning compensation during the fiscal years ended December 31, 2025, 2024 and 2023 for services in all capacities to OneSpan by the NEOs.

Name and Principal Position		Salary (1)	Bonus (2)	Stock Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Victor Limongelli
President and Chief Executive Officer	2025	$600,000	$175,000	$2,500,021		$150,000	$202,025	$3,627,046
	2024	$764,615	$625,000	$5,161,000		$553,350	$12,855	$7,116,820
Jorge Martell
Chief Financial Officer	2025	$426,620	$83,000	$700,022		$69,895	$35,379	$1,314,916
	2024	$415,090	$75,000	$340,775		$277,721	$849	$1,109,435
	2023	$403,862	$—	$1,000,010		$3,000	$804	$1,407,676
Lara Mataac
General Counsel	2025	$362,100	$60,000	$475,012		$45,638	$34,584	$977,334
	2024	$353,100	$75,000	$340,775		$182,730	$11,170	$962,775
	2023	$342,779	$—	$600,003		$15,000	$10,716	$968,498
Ashish Jain
Chief Technology Officer	2025	$450,000	$112,500	$1,397,999	(6)	$56,250	$36,919	$2,053,668
	2024	$18,750	$—	$550,004	(7)	$—	$—	$568,754

(1)	Salary represents base salary earned in the fiscal year indicated.
(2)
2025 bonuses reported for all NEOs other than Mr. Jain represent discretionary bonuses earned for work performed in the fiscal year ended December 31, 2025, as described above in “Compensation Discussion and Analysis - Discretionary Cash Bonuses.” For Mr. Jain, the amount represents the difference between the 2025 Minimum Payout Amount required by his employment agreement and the 25% payout resulting from the Company's actual achievement under the 2025 MIP. Please see "Compensation Discussion and Analysis - Annual Cash Incentive Compensation" for more information on the 2025 Minimum Payout Amount.

(3)
The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) and are based on the probable outcome of the performance conditions with respect to PSUs other than Mr. Limongelli's 2024 Special PSU Grant (which is subject to market-based conditions and based on a Monte Carlo valuation). Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information about our share-based compensation, and "Potential Payments Upon Termination or Change in Control" below for additional information about the Special PSU Grant. Assuming the highest level of performance had been considered probable for the PSUs granted to Mr. Limongelli, Mr. Martell, Ms. Mataac and Mr. Jain in 2025, the grant date fair value of the equity awards shown would have been $2,968,765, $831,267, $564,064 and $1,747,482, respectively.

(4)
Amounts reported in this column for 2025 represent annual cash incentive payments earned under the 2025 MIP with respect to the fiscal year ended December 31, 2025, as described above in “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.”

(5)	The NEOs’ “All Other Compensation” for 2025 consisted of:
•
Mr. Limongelli: $188,908 in dividend equivalents accrued on unvested shares; Company matching 401(k) contributions of $12,250; and $867 in imputed income from life insurance premium payments made by the Company.

• Mr. Martell: $34,512 in dividend equivalents accrued on unvested shares and $867 in imputed income from life insurance premium payments made by the Company.
•
Ms. Mataac: $21,467 in dividend equivalents accrued on unvested shares; Company matching 401(k) contributions of $12,250; and $867 in imputed income from life insurance premium payments made by the Company.

•
Mr. Jain: $25,116 in dividend equivalents accrued on unvested shares; Company matching 401(k) contributions of $10,936; and $867 in imputed income from life insurance premium payments made by the Company.

(6)	Represents Mr. Jain's New Hire PSU. Please see "Compensation Discussion and Analysis - Long Term Incentive Compensation" for further information on the New Hire PSU and New Hire RSU.
(7)	Represents Mr. Jain's New Hire RSU.

2025 GRANTS OF PLAN-BASED AWARDS
The following table sets forth all plan-based awards granted to the NEOs during 2025.

		Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Future Payouts Under Equity Incentive Plan Awards(2)

Name (3)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Units (#)(3)	Grant Date Fair Value of Stock Units (4)
Victor Limongelli	—	$360,000	$600,000	$862,500				—	—
	3/4/25	—	—	—	113,362	113,362	141,702	—	$1,875,007
	3/4/25	—	—	—	—	—	—	37,788	$625,014
Jorge Martell
	—	$167,747	$279,578	$401,893	—	—	—	—	—
	3/4/25	—	—	—	31,742	31,742	39,677	—	$525,013
	3/4/25	—	—	—	—	—	—	10,581	$175,010
Lara Mataac
	—	$109,530	$182,550	$262,416	—	—	—	—	—
	3/4/25	—	—	—	21,539	21,539	26,923	—	$356,255
	3/4/25	—	—	—	—	—	—	7,180	$118,757
Ashish Jain
		$168,750	$225,000	$323,438	—	—	—	—	—
	3/3/25	—	—	—	85,140	85,140	106,424	—	$1,397,999

(1)
Represents the threshold, target and maximum award amounts that could have been paid out as cash incentive awards under the 2025 MIP upon achievement of designated achievement levels for the year. The 2025 MIP target award amounts for the NEOs are based on percentages of their base salary as set forth in their respective employment agreements, which percentages are 100%, 65%, 50%, and 50% for Mr. Limongelli, Mr. Martell, Ms. Mataac and Mr. Jain, respectively. Additional information regarding the 2025 MIP is provided above in “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.” For Mr. Jain, the threshold amount shown represents the 2025 Minimum Payout Amount required by his employment agreement. Please see "Compensation Discussion and Analysis - Annual Cash Incentive Compensation" for more information on the 2025 Minimum Payout Amount.

(2)
Figures shown represent the threshold, target and maximum numbers of shares that could have been earned pursuant to each NEO's 2025 PSU grants. Since there were only two achievement levels for these grants, the threshold and target levels were the same. Additional information regarding the 2025 PSU grants to the NEOs is provided above in “Compensation Discussion and Analysis” in the “Long-Term Incentive Compensation” section.

(3)
Represents RSU grants that vest over three years, with one-third of the underlying shares vesting on the one-year anniversary of the grant date and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued employment through each applicable vesting date. The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the RSUs on the date the award was granted. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information about our share-based compensation.

(4)
The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 and are based on the probable outcome of the performance conditions with respect to PSUs. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information about our share-based compensation. Assuming the highest level of performance had been considered probable for the PSUs granted to the NEOs in 2025, the grant date fair value of the equity awards shown for Mr. Limongelli, Mr. Martell, Ms. Mataac and Mr. Jain would have been $2,968,765, $831,267, $564,064 and $1,747,482, respectively.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table sets forth the aggregate number of outstanding equity awards held by the NEOs as of December 31, 2025.

			Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested	Stock Awards Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Name	Grant Date		(#)		($)(1)	(#)	($)(1)
Victor Limongelli
	3/4/2025	(2)	37,788		$485,198	—	$—
	3/4/2025	(4)	—		$—	141,702	$1,819,454
	7/31/2024	(2)	66,667		$856,004	—	$—
	7/31/2024	(3)	—		$—	100,000	$1,284,000
Jorge Martell
	3/4/2025	(2)	10,581		$135,860	—	$—
	3/4/2025	(4)	—		$—	—	$—
	5/14/2024	(2)	3,398		$43,630	39,677	$509,453
	5/14/2024	(5)	8,491		$109,024	—	$—
	2/23/2023	(2)	3,038	D	$39,008	—	$—
	9/6/2022	(6)	6,110	F	$78,452	—	$—
Lara Mataac
	3/4/2025	(2)	7,180		$92,191	—	$—
	3/4/2025	(4)	—		$—	26,923	$345,691
	5/14/2024	(2)	3,398		$43,630	—	$—
	5/14/2024	(5)	8,491		$109,024	—	$—
	2/23/2023	(2)	1,823		$23,407	—	$—
Ashish Jain (6)
	3/3/2025	(4)	—		$—	106,424	$1,366,484
	12/16/2024	(2)	18,924		$242,984	—	$—

(1)	Market value calculated based on $12.84 per share, which was the closing price of our Common Stock on the Nasdaq Capital Market on December 31, 2025.
(2)
RSUs vest over a three-year period, with one-third of the underlying shares vesting on the one-year anniversary of the grant date and the remainder vesting in equal installments every six months thereafter, subject to the NEO’s continued employment through each applicable vesting date.

(3)
PSUs are earned and vest upon achievement of stock price targets (Price Goals) for the Performance Period of the Special PSU Grant (as defined in "Potential Payments Upon Termination or Change in Control"), as well as a time-based vesting condition. Since the $18 Price Goal and the time-based vesting condition were met during 2025, the amounts reported with respect to this award are based on achieving the next Price Goal of $20 per share, which is now the threshold for additional shares to be earned under the Special PSU Grant.

(4)
Represents shares underlying PSUs that were to be earned based on the achievement of financial targets for 2025. One-third of these earned shares vested on the one-year anniversary of the grant date and an additional one-third will vest on each December 31, 2026 and December 31, 2027, subject to the NEO's continued employment through that date. In accordance with the SEC’s executive compensation disclosure rules, the amounts reported with respect to this award are based on achieving maximum performance, since the Company exceeded the target performance level for the metrics for its 2024 PSUs. However, actual achievement under the 2025 PSUs was only 37.5% of target, as discussed above in "Compensation Discussion and Analysis - Long Term Incentive Compensation.

(5)
Represents shares underlying PSUs that were earned based on the achievement of financial targets for 2024. One-third of these earned shares vested on the one-year anniversary of the grant date and an additional one-third vested on December 31, 2025, with the remaining one-third to vest on December 31, 2026, subject to the NEO's continued employment through that date.

(6)
RSUs vest over a four-year period, with one-fourth of the underlying shares vesting on each anniversary of the grant date, subject to the NEO's continued employment through each applicable vesting date.

2025 STOCK VESTED
The following table sets forth NEO stock awards that vested in the year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Victor Limongelli	133,333	(1)	$1,966,662
Jorge Martell	58,624		$885,434
Lara Mataac	32,038		$469,465
Ashish Jain	9,456		$121,131
(1) Includes 100,000 shares earned under the Special PSU Grant due to attainment of the $18 Price Goal and the satisfaction of the continued service condition. Please see "Potential Payments Upon Termination or Change in Control" for additional information on the Special PSU Grant.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Messrs. Limongelli, Martell and Jain and Ms. Mataac are party to employment agreements with OneSpan that govern the terms of their employment and severance benefits.
Victor Limongelli
In connection with Mr. Limongelli’s appointment as President and CEO, the Company and Mr. Limongelli entered into an Executive Employment Agreement dated July 31, 2024 (the “Employment Agreement"). The Employment Agreement has an initial term of two years and then automatically renews for successive one-year terms, unless either the Company or Mr. Limongelli provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms.
Under the Employment Agreement, on July 31, 2024, Mr. Limongelli was awarded the following equity grants under the 2019 Plan: a grant for 100,000 RSUs which will vest in approximately equal installments on each of July 31, 2025, January 4, 2026 and January 4, 2027, subject to Mr. Limongelli’s continued service with the Company (the “Special RSU Grant”); and a performance-based RSU grant for a target amount of 300,000 performance-based RSUs (the “Special PSU Grant”).
The Special PSU Grant vests upon the achievement of both a performance-based condition and a continued service condition. One-third of the Special PSU Grant will satisfy the performance-based vesting condition upon certification by the Committee of the achievement of a Price Goal of $18.00, one-third upon certification by the Committee of the achievement of a Price Goal of $20.00, and one-third upon certification by the Committee of the achievement of a Price Goal of $22.00, in each case during the period commencing on July 31, 2024 and ending on July 31, 2028 (the “Performance Period”). A “Price Goal” shall mean a 45-Day VWAP of a share of the Company’s common stock that equals or exceeds $18.00, $20.00, or $22.00, as the case may be. “45-Day VWAP” for this purpose means, as of any Trading Day, the volume-weighted average price of a share of Company common stock for the 45 consecutive Trading Days ending on and including such date. A “Trading Day” is a day on which shares of the Company’s common stock are traded on the Nasdaq Capital Market. The Committee certified the achievement of the $18.00 Price Goal on January 7, 2025, and Mr. Limongelli satisfied the continued service condition on July 31, 2025 (the first anniversary of his appointment as President and CEO), resulting in 100,000 shares from the Special PSU Grant vesting on that date.
If Mr. Limongelli’s employment is terminated by the Company without Cause, the Company elects not to renew his Employment Agreement, or he resigns his employment for Good Reason (in each case, a “Qualifying Termination”), he will be entitled to the following severance benefits: continued payment of his base salary for a period of 12 months; a payment equal to his then-current target bonus amount, payable in full with his first installment of salary-based severance; and, subject to Mr. Limongelli’s election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage, Company-paid COBRA premiums for up to 12 months. In order to receive the forgoing severance benefits, Mr. Limongelli must sign a customary separation agreement and general release in favor of the Company and its affiliates. The Employment Agreement also includes customary confidentiality obligations as well as employee non-solicitation covenants that will continue in effect for 12 months following a termination of employment.

If a Qualifying Termination occurs contemporaneous with or within 18 months after a Change in Control (the “Change in Control Period”), Mr. Limongelli will receive the same severance benefits described above, except that the installment payments of the salary-based severance will be accelerated and paid in a lump sum. In addition, any unvested RSUs under the Special RSU Grant will vest in full upon a Qualifying Termination during the Change in Control Period, or immediately prior to the Change in Control if the acquiring or succeeding corporation does not agree to continue, substitute or assume the RSUs that are unvested at that time. In the event of a Change in Control that is a Company Transaction (as defined in the 2019 Plan) during the Performance Period, and subject to Mr. Limongelli’s continued service through the date of such Change in Control, the Special PSU Grant will vest as follows: (i) if the applicable per share closing consideration for the Common Stock in such Change in Control is between $16.00 and $18.00 per share, 50,000 additional shares will vest; (ii) if the applicable per share closing consideration for the Common Stock in such Change in Control is between $18.00 and $20.00 per share, 225,000 shares will vest, unless the $20.00 Price Goal has previously been achieved, in which case 25,000 additional shares will vest; and (iii) if the applicable per share closing consideration for the Common Stock in such Change in Control is between $20.00 and $22.00, 300,000 shares will vest unless the $22.00 Price Goal has previously been achieved, in which case no additional shares will vest. Any performance-based restricted stock units from the Special PSU Grant that do not vest in connection with a Change in Control as described in the prior sentence will be forfeited.
The terms “Cause”, “Good Reason”, “Change in Control” and “Company Transaction” are defined in the Employment Agreement and/or the 2019 Plan as follows:

•
“Cause” means that (i) Mr. Limongelli materially breaches his obligations under the Employment Agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company, and such breach continues after he has been given written notice by the Company that specifies such breach and a period of ten days to cure it, to the extent it is curable; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform, or habitually neglects, his duties and responsibilities under the Employment Agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of ten days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or commits another violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of five days.

•
“Good Reason” means: (i) the Company’s material breach of any of its material obligations under the Employment Agreement; (ii) a reduction in Mr. Limongelli's base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (not to exceed 20%) or agreed to in writing by Mr. Limongelli; (iii) a requirement that Mr. Limongelli relocate his primary place of work by more than 30 miles; or (iv) any material diminution of Mr. Limongelli’s title, reporting structure, authority, duties or responsibilities.

•
“Change in Control” under the Employment Agreement and our 2019 Plan generally means the occurrence of any of the following events: (i) certain acquisitions of beneficial ownership of more than 40% of either (x) the then outstanding shares of our Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of our Board within any period of 12 consecutive months; (iii) the consummation of certain reorganizations or consolidations of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole; or (iv) the approval by the stockholders of the Company of certain liquidations or dissolutions of the Company.

•
“Company Transaction” under the Employment Agreement and our 2019 Plan generally means the consummation of a reorganization, merger or consolidation of the Company, or the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, to a person or persons who are not related persons of the Company, except for: (i) a transaction where the Company’s stockholders immediately prior to the transaction continue to hold a majority of the Company’s voting securities after the transaction, in substantially the same proportions as prior to the transaction; or (ii) where members of the Company’s board of directors immediately prior to the transaction constitute a least a majority of the board of directors of the entity resulting from the transaction.

Jorge Martell, Lara Mataac and Ashish Jain
Mr. Martell, Ms. Mataac and Mr. Jain are parties to employment agreements with the Company effective September 6, 2022 June 13, 2022, and December 16, 2024, respectively. These employment agreements have the same or substantially the same severance terms, release condition, post-termination restrictions, definition of Cause and definition of Change in Control as Mr. Limongelli's Employment Agreement, except that with respect to severance in the event of a termination without Cause or for Good Reason, (i) Mr. Martell would only receive his full annual cash incentive target payment if his termination occurred within 18 months following a Change in Control, and otherwise would receive a prorated payment at target based upon the timing of his termination, and (ii) Ms. Mataac and Mr. Jain would receive a prorated payment at target based on the timing of her or his termination, rather than the full target amount, regardless of whether the termination took place in connection with a Change in Control.
The definition of “Change in Control” in the employment agreements for Messrs. Martell and Jain and Ms. Mataac is the same as, and the definition of “Cause” is substantially similar to, the equivalent definition in Mr. Limongelli’s Employment Agreement. “Good Reason” under the employment agreements for Messrs. Martell and Jain and Ms. Mataac means:

•	the Company’s material breach of the agreement (provided that, in the case of Ms. Mataac and Mr. Jain, a change in reporting relationship is not a material breach);

•
A reduction in the NEO’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (in the case of Mr. Martell, such reduction not to exceed 20%) or agreed to in writing by the NEO;

•
A requirement that the NEO relocate his or her primary place of work by more than 45 miles (including a requirement that the NEO works primarily at a Company office that is located more than 45 miles from the location of his or her home office);

•
Any material diminution of the NEO’s authority, duties or responsibilities (provided that a diminution in connection with a change in control that results in the NEO having authority, duties, or responsibilities with respect to the business represented by the Company that are reasonably comparable to those in effect before the change in control shall not be treated as good reason).

Potential Payments Upon Termination or Change in Control Table
The table below shows the potential payments and benefits to which each of Mr. Limongelli, Mr. Martell, Ms.Mataac and Mr. Jain would have been entitled if the following events had occurred on December 31, 2025:

•	termination of the NEO's employment by the Company without cause or by the NEO for good reason, in either case without a change in control;
•	termination of the NEO's employment by the Company without cause or by the NEO for good reason, in either case within 18 months following a change in control; and
•	a termination of the NEO's employment due to death or disability.
For purposes of the table, “cause”, “change in control”, “company transaction” and “good reason” have the meanings given to them in the employment agreement between the Company and the applicable NEO, as described above. The amounts in the table do not include payments and benefits to the extent that they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

Name and Principal Position	Termination by Company without Cause or by NEO for Good Reason, without a Change in Control	Termination by Company without Cause or by NEO for Good Reason, following a Change in Control	Termination due to Death or Disability (7)
Victor Limongelli
President and Chief Executive Officer
Base salary (1)	$600,000	$600,000
Annual cash incentive payment (2)	$600,000	$600,000
COBRA premium payments (3)	$27,537	$27,537
RSUs and earned PSUs(4)	$—	$1,341,202	$1,341,202
Unearned portion of Special PSU Grant (5)	$—	$—	$—
2025 PSUs (6)	$—	$1,819,454	$1,819,454
Total	$1,227,537	$4,388,193	$3,160,656
Jorge Martell
Chief Financial Officer
Base salary (1)	$430,120	$430,120	$—
Annual cash incentive payment (2)	$279,578	$279,578	$—
COBRA premium payments (3)	$—	$—	$—
RSUs and earned PSUs (4)	$—	$405,975	$405,975
2025 PSUs (6)	$—	$509,453	$509,453
Total	$709,698	$1,625,126	$915,428
Lara Mataac
General Counsel
Base salary (1)	$365,100	$365,100	$—
Annual cash incentive payment (2)	$182,550	$182,550	$—
COBRA premium payments (3)	$35,802	$35,802	$—
RSUs and earned PSUs (4)	$—	$268,253	$268,253
2025 PSUs (6)	$—	$345,691	$345,691
Total	$583,452	$1,197,396	$613,944
Ashish Jain
Chief Technology Officer
Base salary (1)	$450,000	$450,000	$—
Annual cash incentive payment (2)	$225,000	$225,000	$—
COBRA premium payments (3)	$27,537	$27,537	$—
RSUs (4)	$—	$242,984	$242,984
2025 PSUs (6)	$—	$1,366,484	$1,366,484
Total	$702,537	$2,312,005	$1,609,468

(1)	The NEO will continue to receive regular payments of his or her base salary, at the rate in effect at the time of termination, for 12 months. When termination results from a termination without cause or a resignation for good reason by the NEO within 18 months following a change in control, the NEO instead will receive a lump sum payment of the severance amount. Each NEO must sign a separation and release agreement to receive these severance benefits, and is subject to certain restrictive covenants for 12 months following termination or resignation for good reason.
(2)	Upon a termination of employment without cause or a resignation for good reason without a change in control, Mr. Limongelli would receive his full annual cash incentive target amount. Mr. Martell, Ms. Mataac and Mr. Jain would each receive a prorated portion of his or her annual cash incentive target amount, prorated based on the timing of his or her termination or resignation. Upon a termination of employment without cause or a resignation for good reason within 18 months following a change in control, Mr. Limongelli and Mr. Martell would each receive his full annual cash incentive target amount, and Ms. Mataac and Mr. Jain would each receive a prorated portion of her or his annual cash incentive target amount, prorated based on the timing of her or his termination or resignation for good reason.
(3)
Subject to signing a separation and release agreement and to the NEO’s election of COBRA, the Company will pay the executive’s COBRA premiums for up to 12 months. Figures shown represent the cost to the Company of providing COBRA coverage for a 12-month period, based on the cost of such coverage as of December 31, 2025.

(4)
Represents the value of unvested RSUs and earned but unvested PSUs, if any, held by the applicable NEO on December 31, 2025, based on the closing price of our Common Stock on the Nasdaq Capital Market on December 31, 2025 ($12.84 per share) (the "Year-End Closing Price"). Upon a termination of employment without cause or a resignation for good reason within 18 months of a change in control, these RSUs and earned PSUs would vest in full.

(5)
Represents the value of the shares that Mr. Limongelli would earn under his Special PSU Grant if he were terminated upon a change in control effective December 31, 2025 in which the per-share consideration were equal to the Year-End Closing Price. Based on the 2025 Year-End Closing Price, Mr. Limongelli would not have earned any additional shares under the Special PSU Grant if he were terminated upon a change of control effective December 31, 2025.

(6)	Represents the target-level value of unearned and unvested 2025 PSUs held by the applicable NEO as of December 31, 2025, based on the Year-End Closing Price. Upon a December 31, 2025 termination of employment without cause or a resignation for good reason, in each case within 18 months of a change in control, the 2025 PSUs would vest in full at their target level.
(7)
Except for Mr. Limongelli’s Special PSU Grant, equity awards vest in full upon termination of employment due to the death or disability of the applicable NEO. Disability means the NEO being unable to perform his or her duties to the Company for a period of at least 120 continuous days as a result of a mental or physical condition.

Compensation Risk Assessment
We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our key compensation principles and processes and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, discourages excessive risk-taking. In addition, we have a number of policies in place that discourage excessive risk-taking and align executives’ interests with those of shareholders generally, including prohibitions on hedging and pledging, a Dodd-Frank Compensation Recoupment Policy, clawback provisions in equity agreements, and executive stock ownership guidelines for our CEO and CFO.
PAY VERSUS PERFORMANCE
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officers (the “PEOs”) and our other named executive officers (the “Other NEOs”) as presented in the Summary Compensation Table on page 50 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K (“Item 402(v)”) under the Exchange Act. The CAP Amounts do not reflect the actual amount of compensation earned by or paid to our named executive officers during the applicable years but instead are amounts determined in accordance with Item 402(v). CAP Amounts are influenced by numerous factors, including but not limited to, the timing of new grant issuances and outstanding grant vesting; executive departures and new hires; share price volatility; and general stock market trends during the fiscal year. The Compensation Committee does not utilize CAP Amounts as the basis for making compensation decisions. For information on how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see “Compensation Discussion and Analysis” in this Proxy Statement and in the proxy statements for 2021, 2022, 2023, 2024 and 2025.
During the five-year period from January 1, 2021 to December 31, 2025, we had a total of four different PEOs (Victor Limongelli, Matthew Moynahan, Steven Worth and Scott Clements). Mr. Worth served as interim CEO from Mr. Clements’ departure on August 2, 2021 until Mr. Moynahan’s hire on November 29, 2021 and Mr. Limongelli served as interim CEO from January 4, 2024 until his appointment as President and CEO on July 31, 2024.

Pay Versus Performance Table

	Summary Comp. Table Total for 1st PEO (Clements)	Summary Comp. Table Total for 2nd PEO (Worth)	Summary Comp. Table Total for 3rd PEO (Moynahan)	Summary Comp. Table Total for 4th PEO (Limongelli)	CAP to 1st PEO (Clements)(2)	CAP to 2nd PEO (Worth)(2)	CAP to 3rd PEO (Moynahan)(2)	CAP to 4th PEO (Limongelli)(2)	Average Summary Comp. Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (000s)	Total Revenue (000s)(4)
Year (1)											Total Share-holder Return	Peer Group Total Share-holder Return(3)
(a)	(b1)	(b2)	(b3)	(b4)	(c1)	(c2)	(c3)	(c4)	(d)	0	(f)	(g)	(h)	(i)
2025	$—	$—	$—	$3,627,046	$—	$—	$—	$(478,273)	$1,448,639	$660,446	$64.05	$258.44	$72,904	$243,180
2024	$—	$—	$1,137,291	$7,116,820	$—	$—	$(3,471,939)	$8,961,820	$880,321	$1,586,083	$89.62	$200.98	$57,082	$243,179
2023	$—	$—	$8,530,215	$—	$—	$—	$1,527,258	$—	$1,188,087	$701,571	$51.82	$147.39	$(29,799)	$235,106
2022	$—	$—	$3,554,030	$—	$—	$—	$(83,597)	$—	$953,533	$817,073	$54.10	$88.54	$(14,334)	$219,006
2021	$4,230,105	$1,837,719	$7,111,207	$—	$(1,288,522)	$1,287,056	$7,179,957	$—	$799,360	$(56,409)	$81.87	$137.86	$(30,584)	$214,481

(1)	The named executive officers included in the tables above are:
Year	PEOs	Other NEOs
2025	Victor Limongelli (CEO)	Jorge Martell (CFO), Lara Mataac (General Counsel), Ashish Jain (CTO)
2024	Matthew Moynahan (former CEO), Victor Limongelli (CEO and former interim CEO)	Jorge Martell (CFO), Lara Mataac (General Counsel), Ashish Jain (CTO)
2023	Matthew Moynahan	Jorge Martell, Lara Mataac
2022	Matthew Moynahan	Jorge Martell, Lara Mataac, Jan Kees van Gaalen (former interim CFO), Steven Worth (former General Counsel)
2021	Scott Clements (former CEO), Steven Worth (former interim CEO), Matthew Moynahan	Mark Hoyt (former CFO), John Bosshart (former interim CFO), Jan Kees van Gaalen
(2)
The following tables describe the adjustments, each of which is prescribed by Item 402(v), to calculate the CAP Amounts from the SCT Amounts. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts. However, the SCT Amounts and aggregate value for stock awards included in the SCT Amounts (the "Stock Award Values") for Mr. Clements and Mr. Worth in 2021 reflect revisions to correct the SCT Amounts and Stock Award Values that were originally published in the Summary Compensation Tables included in the Proxy Statements for the 2022 Annual Meeting of Stockholders. All of these revisions resulted in a reduction from the originally published figures.

Adjustments to PEO SCT Amounts:

	2025	2024		2023	2022	2021
	PEO (Limongelli)	PEO (Limongelli)	PEO (Moynahan)	PEO (Moynahan)	PEO (Moynahan)	First PEO (Clements)	Second PEO (Worth)	Third PEO (Moynahan)
Adjustments
SCT Amounts	$3,627,046	$7,116,820	$1,137,291	$8,530,215	$3,554,030	$4,230,105	$1,837,719	$7,111,207
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(2,500,021)	$(5,161,000)	$—	$(7,866,015)	$(2,500,000)	$(2,976,700)	$(1,061,101)	$(7,065,625)

Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$1,031,036	$7,006,000	$—	$1,672,569	$1,838,595	$—	$335,527	$7,134,375
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(2,131,002)	$—	$(112,249)	$(872,763)	$(2,805,625)	$—	$(201,400)	$—
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$—	$—	$—	$157,403	$—	$281,295	$—
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(505,332)	$—	$(6,643)	$63,252	$(328,000)	$432,269	$95,016	$—

(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$—	$(4,490,338)	$—	$—	$(2,974,196)	$—	$—
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—	$—	$—	$—
CAP Amounts (as calculated)	$(478,273)	$8,961,820	$(3,471,939)	$1,527,258	$(83,597)	$(1,288,522)	$1,287,056	$7,179,957
Adjustments to SCT Other NEO amounts:*

	2025 Other NEOs	2024 Other NEOs	2023 Other NEOs	2022 Other NEOs	2021 Other NEOs
Adjustments
SCT Amounts	$1,448,639	$880,321	$1,188,087	$953,533	$799,360
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(857,678)	$(410,518)	$(800,006)	$(525,000)	$(503,419)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$298,183	$574,249	$302,773	$551,614	$42,556
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(101,979)	$158,676	$(46,742)	$—	$(6,586)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$—	$—	$—	$14,187	$10,251
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(126,719)	$383,355	$57,459	$(11,796)	$61,253
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$—	$—	$—	$(165,464)	$(459,823)
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the total compensation for the covered fiscal year	$—	$—	$—	$—	$—
CAP Amounts (as calculated)	$660,446	$1,586,083	$701,571	$817,073	$(56,409)
*    Amounts presented are averages for the entire group of Other NEOs in each respective year.

(3)	The peer group is the Nasdaq Computer Index.

(4)
Total Revenue was determined to be the most important financial performance measure linking “compensation actually paid” to the Company’s performance for 2025 and therefore was selected as the 2025 “company selected measure” as defined in Item 402(v). Total Revenue and how it is used in our incentive programs is discussed in the Compensation Discussion and Analysis beginning on page 40.

Financial Performance Measures
The following table lists the four financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our named executive officers for 2025 (our most recently completed fiscal year) to Company performance. There are four measures for both the PEO and the other NEOs. Of these measures, we have identified Total Revenue as the most important of our financial performance measures to link CAP Amounts for our executives for 2025 to company performance.

Total Revenue
2025 Adjusted EBITDA*
Rule of 40 Attainment**
Stock Price
* As defined in “Compensation Discussion & Analysis – Annual Cash Incentive Compensation”
**As defined in “Compensation Discussion & Analysis – Long Term Incentive Compensation”

Relationship between CAP and Financial Performance
The following table summarizes year over year changes in CAP Amounts, Company and Peer Group TSR, Net Income, and Total Revenue.

	Change in CAP Amount to Clements	Change in CAP Amount to Worth	Change in CAP Amount to Moynahan	Change in CAP Amount to Limongelli	Change in CAP Amount to Other NEOs	Change in Company TSR	Change in Peer Group TSR	Change in Net Income	Change in Total Revenue
2025	N/A	N/A	N/A	(105)%	(58)%	(29)%	29%	28%	—%
2024	N/A	N/A	(326)% (6)	N/A	110%	73%	36%	282%	3%
2023	N/A	N/A	* (5)	N/A	(14)%	(4)%	66%	(108)%	7%
2022	N/A	N/A	(101)% (3)	N/A	* (4)	(34)%	(36)%	53%	2%
2021	(139)% (1)	N/A	N/A	N/A	(103)% (2)	(18)%	38%	(461)%	(1)%
* Not meaningful.

(1)
The primary factor causing the decline in Mr. Clements’ CAP Amount in 2021 was his termination during 2021, which resulted in negative compensation for Mr. Clements for 2021 due to the value of the unvested equity awards he forfeited at his departure.

(2)
The primary factor causing the decline in the Other NEOs CAP Amount in 2021 was the departure of Mr. Hoyt, who had negative compensation for 2021 due to the value of the unvested equity awards he forfeited at his departure.

(3)
The primary factor causing the decline in Mr. Moynahan’s CAP Amount for 2022 was general negative stock market trends during 2022, rather than factors specific to the Company’s performance. The Company’s lower stock price at the end of 2021 relative to the end of 2022 significantly influenced the calculation of Mr. Moynahan’s CAP Amount under Item 402(v), even though the Company’s TSR decline during 2022 was slightly smaller than the peer group TSR decline.

(4)
The significant increase in the Other NEOs CAP Amount for 2022 was driven primarily by the negative Other NEOs CAP Amount in 2021, which was due to the impact of Mr. Hoyt’s negative 2021 CAP Amount related to his departure.

(5)	The primary factors causing the significant increase in Mr. Moynahan's CAP Amount for 2023 were the time-based RSUs granted to him in February 2023 and the impact of his negative CAP amount in 2022, which was driven largely by general 2022 stock market trends, as noted above.
(6)
The primary factor causing the decline in Mr. Moynahan’s CAP Amount in 2024 was his departure in early January 2024, which resulted in negative compensation for Mr. Moynahan for 2024 due to the value of the unvested equity awards he forfeited at his departure.

Due to the significant executive turnover from January 2021 through January 2024, and, to a lesser extent, the impact of general stock market trends during 2022 that were largely unrelated to the Company’s performance, we do not believe there is a meaningful correlation between changes in PEO CAP Amounts as determined under Item 402(v) and the Company’s performance for periods before 2024-2025 (in the case of PEO CAP Amounts) or before 2022-2023 (in the case of Other NEOs CAP Amount). Year-over-year changes in CAP Amounts prior to these periods are described in the footnotes to the table above.
The year-over-year change in Mr. Limongelli's CAP Amount from 2024 to 2025 was directionally consistent with the Company's TSR performance relative to its peer group and, to a lesser extent, with the Company's relative revenue growth for that period. Several Company performance-related factors impacted his CAP Amount in 2025, including low (37.5%) expected attainment for the 2025 LTIP PSUs at the end of 2025 because the Company missed three of its four financial targets under the 2025 LTIP, which reduced the year-end value of his 2025 LTIP PSUs; the lower year-end stock price relative to the end of 2025, which reduced the year-end value of his unvested equity; and the lower payout amount (25%) under the 2025 MIP due to the Company missing the revenue metric under the 2025 MIP. However, the relatively large size of Mr. Limongelli's 2024 new hire equity awards (which is typical for new hire grants) as compared to his 2025 annual grant significantly contributed to the magnitude of the change.
The year-over-year changes in Other NEO CAP Amounts for 2023, 2024 and 2025 were generally consistent with the Company's TSR performance relative to its peer group and with the Company's relative revenue growth and profitability performance for the same periods, as further discussed below.
•In 2023, the Other NEO CAP Amount decreased as compared to 2022, due primarily to the following factors: low (31.25%) expected attainment for the 2023 LTIP PSUs at the end of 2023 because the Company missed the revenue target under the 2023 LTIP, which reduced the year-end value of the 2023 LTIP PSUs; the lower year-end stock price relative to end of 2022, which reduced the value of unvested equity held by the Other NEOs at the end of 2023; and the minimal payout amounts under the 2023 MIP due to the Company missing both of its 2023 MIP financial performance targets.

•In 2024, the Other NEO CAP Amount increased as compared to 2023, due primarily to the following factors: higher expected attainment for the 2024 LTIP PSUs at the end of 2024 because the Company exceeded the financial targets under the 2024 LTIP, which increased the year-end value of the 2024 LTIP PSUs; the significantly higher year-end stock price relative to the end of 2023, which increased the value of unvested equity held by the Other NEOs; and the higher payout amounts for the 2024 MIP due to the Company modestly exceeding its overall 2024 MIP targets.

•In 2025, the Other NEO CAP Amount decreased as compared to 2024, due primarily to the following factors: low (37.5%) expected attainment for the 2025 LTIP PSUs at the end of 2025 since the Company missed three of its four financial targets under the 2025 LTIP, which reduced the year-end value of the 2025 LTIP PSUs; the lower year-end stock price relative to the end of 2025, which reduced the year-end value of unvested equity held by the Other NEOs; and the lower payout amount (25%) under the 2025 MIP due to the Company missing the revenue metric under the 2025 MIP.
For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review “Compensation Discussion and Analysis” beginning on page 40.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must disclose annually in our proxy statement the median of the annual total compensation of all employees (excluding the CEO), the annual total compensation of our CEO and the ratio of CEO compensation to the median employee compensation.
In order to identify our median employee, we calculated the total compensation for all our employees except the CEO, converted the resulting total compensation figures to U.S. dollars based on exchange rates in effect as of February 20, 2026, and then sorted those employees from highest to lowest total U.S. dollar compensation. We included all employees employed by us on December 31, 2025, using their compensation rates in effect as of February 20, 2026, the date we performed the calculation. For purpose of this calculation, total compensation consisted of the sum of annual base salary, annual cash incentive payment at target, the grant date fair value of equity grants, cash incentive awards, commission payments, and customary allowances that we pay in certain countries (e.g., car, insurance, transportation and meal allowances). We then determined the median employee from that list.
Once we had identified the median employee, we calculated the annual total compensation of the median employee in the same manner as the total compensation for our CEO as shown in the 2025 Summary Compensation Table above, which was $3,627,046. The total annual compensation for the median employee was $118,504, which resulted in a ratio of CEO annual total compensation to the annual total compensation of the Company’s median employee of 31 to 1.

DIRECTOR COMPENSATION
We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. We seek to provide our directors with a total economic value that adequately compensates them for their time and effort serving on our Board and committees of our Board and that aligns director compensation with the interests of our stockholders.
In April 2025, the Compensation Committee recommended, and the Board approved, the following modifications to the Company’s director compensation program: an increase in the Director annual retainer from $40,000 to $125,000 and an increase in the annual Audit Committee chair fee from $20,000 to $30,000. These changes were effective starting on April 1, 2025. In approving this increase, the Committee and Board considered the fact that the director compensation program had not been modified since 2021, the time commitment required of our Board members, and director compensation data from the Peer Group.

Director annual retainer:	$125,000
Lead Director (if occupied) fee:	$10,000
Chair (if occupied) fee:	$50,000
Audit Committee chair fee:	$30,000
Audit Committee membership fee:	$10,000
Management Development and Compensation Committee chair fee:	$12,000
Management Development and Compensation Committee membership fee:	$5,000
Corporation Governance and Nominating Committee chair fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$4,000
Annual non-cash equity grant (grant date fair value):	$125,000
We do not pay separate director fees for meeting attendance. Cash fees and annual retainers are paid on a quarterly basis in cash.

On January 2, 2025, the Company's non-employee directors were each awarded 6,635 deferred RSUs. The awards vested on January 2, 2026, the first anniversary of the grant date. Since these awards are deferred RSUs, the underlying shares of Common Stock are not delivered to a director until the earlier of the director’s cessation of service on our Board or a change in control of OneSpan. In addition, all equity awards granted to non-employee directors are subject to accelerated vesting upon death, disability, retirement or change in control.
2025 DIRECTOR COMPENSATION TABLE
The table below sets forth the fees earned by each non-employee director in 2025.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Marc Boroditsky	$111,014	$125,003	$236,017
Garry Capers	$135,824	$125,003	$260,827
Sarika Garg	$118,272	$125,003	$243,275
Marianne Johnson	$116,967	$125,003	$241,970
Michael McConnell	$121,574	$125,003	$246,577
Alfred Nietzel	$139,135	$125,003	$264,138
Marc Zenner	$131,250	$125,003	$256,253
(1) On January 2, 2025, each of the Company’s non-employee directors were awarded 6,635 deferred RSUs. The aggregate number of unvested stock awards outstanding on December 31, 2025 for each of our non-employee directors serving on that date was 46,445 deferred RSUs. The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Please see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for more information about our share-based compensation.
DIRECTOR STOCK OWNERSHIP POLICY
Our Board has adopted a stock ownership policy for non-employee directors that such directors are required to satisfy within three years after first becoming subject to the policy. The policy provides that a director’s fees shall be paid in part in deferred equity equal in value to at least 50% of such director’s aggregate annual cash retainer (excluding amounts payable for serving as a chair or member of a committee) until the director holds stock valued at more than three times the annual cash retainer (excluding amounts payable for serving as a chair or member of a committee). If the annual cash retainer is increased, directors have three years to meet the increased ownership level requirement. As of April 8, 2026, all of our non-employee directors were in compliance with this policy.
TRANSACTIONS WITH RELATED PERSONS
In 2020, our Board adopted a formal written policy for the review and, where appropriate, approval and ratification, of related person transactions (the “Related Person Transaction Policy”). For purposes of the Related Person Transaction Policy, related person transactions include any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) the Company or any of its consolidated subsidiaries is or will be a participant and (iii) an executive officer, director, director nominee or a beneficial owner of 5% or more of any class of voting securities of the Company, or an immediate family member of any of them, has or will have a direct or indirect material interest (including any indebtedness or guarantee of indebtedness), subject to certain exceptions identified in the Related Person Transaction Policy. Each related person transaction must be approved or ratified in accordance with the guidelines set forth in the Related Person Transaction Policy by the Audit Committee or the disinterested members of our Board.
The Audit Committee or other reviewing directors, in the course of their review and approval or ratification of a related person transaction under the Related Person Transaction Policy consider, among other things:
●    the size of the transaction and the amount payable to a related person;
●    the nature of the interest of the related person in the transaction;
●    whether the transaction may involve a conflict of interest;
●    whether the transaction was undertaken in the ordinary course of business of the Company;
●    whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
●    any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.

The Audit Committee or other reviewing directors may only approve a related person transaction if they determine in good faith that, based on all of the relevant information available to them, the transaction is in the best interests of the Company and its stockholders.
In addition to the Related Person Transaction Policy, all directors and employees certify their compliance with the Company’s Code of Ethics and Conduct on an annual basis, and each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Annual Report on Form 10-K and the proxy materials for our annual meeting of stockholders. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify OneSpan immediately of any subsequent changes to the information. Should a related person transaction be identified through any of the aforementioned means, the Audit Committee or other reviewing directors would review the transaction in accordance with the Related Person Transaction Policy.
Since January 1, 2025, there were no related party transactions between us and any of our executive officers, directors, director nominees or beneficial owners of 5% or more of our Common Stock, or an immediate family member of any of them, that require disclosure under Item 404 of Regulation S-K.
In accordance with the Related Person Transaction Policy, the Audit Committee considered Ms. Johnson’s affiliation with Cox, which purchases our e-signature solution. The Audit Committee determined that Ms. Johnson did not have a direct or indirect material interest in, or derive a material benefit from, the contract between the Company and Cox, and therefore concluded that such contract was not a related person transaction under the Related Person Transaction Policy.
POLICIES AND PRACTICES RELATED TO THE GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NONPUBLIC INFORMATION
We currently do not grant stock options, stock appreciation rights and/or similar option-like instruments. As a result, we do not have a policy that addresses the timing of awards of stock options, stock appreciation rights and/or similar option-like instruments in relation to the disclosure of material nonpublic information.
INSIDER TRADING POLICY
We have adopted an Insider Trading Policy that governs the purchase, sale and/or other dispositions of Company securities by our directors, officers, employees, designated consultants and contractors, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, regulations and Nasdaq listing standards.
A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31,
2024 filed with the SEC on February 27, 2025. Our Insider Trading Policy prohibits directors, executive officers, and employees from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities; purchasing financial instruments (such as forward contracts, equity swaps, collars and exchange funds) or engaging in other transactions that hedge or offset any decrease in the value of OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities as collateral for a loan.
OTHER MATTERS
COSTS OF SOLICITATION
We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, the Company is soliciting proxies from our stockholders. The Company will bear the expenses of calling and holding the Annual Meeting and the solicitation of proxies therefor. These expenses will include, among other things, the costs of preparing, assembling, printing and mailing the proxy materials to stockholders of record and beneficial owners and reimbursement paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, directors and officers may solicit proxies on behalf of our Board, without additional compensation, personally, by telephone, via the Internet or via email. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.
STOCKHOLDER PROPOSALS FOR OUR 2027 PROXY MATERIALS
Any stockholder proposal intended to be included in our proxy materials for our 2027 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at 1 Marina Park Drive, Unit 1410, Boston, Massachusetts 02210, Attention: Corporate Secretary, by no later than December 24, 2026, being 120 days prior to the first anniversary of the date that this Proxy Statement was released to stockholders in connection with the Annual Meeting, and must otherwise be in compliance with applicable SEC rules. However, if the date of the 2027 Annual Meeting has been changed by more than 30 days from the date of the Annual Meeting, then a stockholder proposal submitted for inclusion in our proxy statement must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2027 Annual Meeting. The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in our proxy materials.

DIRECTOR NOMINATIONS BY STOCKHOLDERS AND
STOCKHOLDER PROPOSALS OF OTHER BUSINESS
Any stockholder nomination of a candidate for election to our Board and any stockholder proposal of other business intended to be presented for consideration at the 2027 Annual Meeting (but that will not be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act) must be received by us in a timely manner and otherwise in accordance with our By-laws not later than 5:00 p.m. Central Time on the 90th day (March 7, 2027), nor earlier than 5:00 p.m. Central Time on the 120th day (February 5, 2027), prior to the first anniversary of the Annual Meeting (June 5, 2027). However, if the date of the 2027 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not later than 5:00 p.m. Central Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
The written notice must include the information required by our By-laws which also specify requirements as to the form and content of a stockholder’s notice, including the notice and information required by Rule 14a-19(b) under the Exchange Act if the stockholder intends to solicit proxies in support of any director nominees other than the Company’s nominees in accordance with Rule 14a-19.
The Company reserves the right to disregard any stockholder nomination of a candidate for election to our Board or stockholder proposal of other business that does not comply with the requirements of our By-laws or any applicable laws or regulations. A copy of our By-laws is available on our website, www.investors.onespan.com, in the governance section of our investor relations webpage.
ANNUAL REPORT
Our Annual Report is being furnished together with this Proxy Statement. You can review and download a copy of our Annual Report by accessing our website, www.investors.onespan.com, or stockholders may request paper copies, without charge, by writing to OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, Massachusetts 02210, Attention: Corporate Secretary. The Company’s filings with the SEC also are available to the public at the SEC’s website at www.sec.gov. The information on the Company’s website and the SEC’s website are not part of this Proxy Statement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of applicable U.S. securities laws. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to those factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K. Our filings with the SEC and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this Form 10-K, except as required by law.
Unless otherwise noted, references in this Proxy Statement to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.
Our website address is included in this Proxy Statement as an inactive textual reference only.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report”, “Report of the Audit Committee” and “Pay Versus Performance” will not be deemed incorporated unless specifically provided otherwise in such filing, to the extent permitted by the rules of the SEC. Such sections shall also not be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.
OTHER MATTERS
Management does not intend to present and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.
* * * * *

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We urge you to vote TODAY by completing, signing and dating the enclosed proxy card and promptly mailing it in the postage pre-paid envelope provided or following the instructions on the enclosed proxy card or Notice of Internet Availability to vote via the Internet or by telephone. Please submit a proxy as soon as possible, so that your shares can be voted at the Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

/s/ Victor Limongelli
Victor Limongelli
President and Chief Executive Officer April 23, 2026

APPENDIX A
NON-GAAP RECONCILIATION
We report financial results in accordance with GAAP. We also regularly report several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that we define as net income before interest, taxes, depreciation and amortization, long-term incentive compensation, restructuring and other related charges, and certain non-recurring items, including acquisition-related costs, rebranding costs, and non-routine shareholder matters. Our management believes that Adjusted EBITDA, when taken together with Net Income (Loss), its most directly comparable financial measure, provides useful supplemental information regarding the performance of our business. See below under the header “Adjusted EBITDA” for a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure.
We also used an EBITDA-related metric, 2025 Adjusted EBITDA, for purposes of setting targets for our 2025 executive compensation program, as described in “Compensation Discussion & Analysis – Annual Cash Incentive Compensation.” This metric is defined differently than the Adjusted EBITDA definition we use for regular financial reporting purposes. See below under the header “EBITDA-Related Metrics used for 2025 Executive Compensation Purposes”.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs. and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation and related payroll tax expense, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Adjusted EBITDA is not a measure of performance under GAAP and should not be considered in isolation or as an alternative or substitute for the most directly comparable financial measure calculated in accordance with GAAP. While we believe that Adjusted EBITDA is useful for the purposes described above, it has limitations associated with its use, since it excludes items that may have a material impact on our reported results and may be different from similar measures used by other companies. A reconciliation of Net Income (Loss) to Adjusted EBITDA appears below.
ADJUSTED EBITDA
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands, unaudited)

	Year Ended December 31,
(In thousands)	2025	2024
Net income (loss)	$72,904	$57,082
Interest income, net	(1,985)	(1,807)
(Benefit) provision for income taxes	(23,542)	(10,595)
Depreciation and amortization of intangible assets (1)	10,070	8,364
Long-term incentive compensation and related payroll tax expense(2)	12,231	10,043
Restructuring and other related charges (3)	2,057	6,063
Other non-recurring items (4)	5,914	4,223
Adjusted EBITDA	77,649	73,373
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $5.6 million and $3.4 million for the years ended December 31, 2025 and 2024, respectively. Costs are recorded in “Services and other cost of goods sold” on the consolidated statements of operations.
(2) Long-term incentive compensation and related payroll tax includes share-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue share-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was $0.1 million and $0.2 million for the years ended December 31, 2025 and 2024, respectively.
Since January 1, 2025, employer payroll taxes related to employee stock-based award transactions are included in long-term incentive compensation and related payroll tax expense. Prior period amounts have been adjusted to reflect these changes. We are excluding these payroll taxes from Adjusted EBITDA results since they are tied to the timing and size of the vesting of the underlying stock-based awards and the price of our common stock at the time of vesting, which may vary from period to period independent of our operating performance. Employer payroll taxes related to employee stock-based award transactions amounted to $1.0 million and $0.9 million for the years ended December 31, 2025 and 2024, respectively.
(3) Includes write-offs of intangible assets and property and equipment, net of $0.0 million and $0.8 million, respectively, for the years ended December 31, 2025 and 2024. Costs are recorded in "Services and other costs of good sold" and "Restructuring and other related charges," respectively on the consolidated statements of operations. Also, includes restructuring and other related charges of $0.0 million and $0.1 million for the years ended December 31, 2025 and 2024, respectively. These charges are recorded in "Services and other costs of good sold" on the consolidated statements of operations.
(4) For the year ended December 31, 2025, other non-recurring items consist of $5.9 million of fees related to non-recurring projects.
For the year ended December 31, 2024, other non-recurring items consist of $4.2 million of fees related to non-recurring projects.
EBITDA-Related Metric used for 2025 Executive Compensation Purposes
For purposes of the Company’s 2025 executive compensation program, 2025 Adjusted EBITDA is defined as the Company’s 2025 EBITDA (earnings before interest, taxes, depreciation and amortization) excluding all stock-based compensation costs, severance costs (including related termination costs such as legal fees), and capitalized software costs (i.e., adding back those costs to EBITDA).

2025 ADJUSTED EBITDA
USED FOR EXECUTIVE COMPENSATION PURPOSES

Reconciliation of Net Income (Loss) to 2025 Adjusted EBITDA
(in thousands, unaudited)

Year Ended
(In thousands)	December 31, 2025
Net income (loss)	$72,904
Interest income, net	(1,985)
Benefit (provision for income taxes)	(23,542)
Depreciation and amortization of intangible assets	10,070
Long-term incentive compensation and related payroll tax expense	12,231
Severance related charges	2,215
Other non-recurring items	5,914
Adjusted EBITDA	$77,807

APPENDIX B
ONESPAN INC.
AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
I.  INTRODUCTION
1.1    Purposes.  The purposes of the OneSpan Inc. 2019 Omnibus Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long term best interests of the Company and its stockholders.
1.2    Certain Definitions.
“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
“Board” shall mean the Board of Directors of the Company.
“Change in Control” shall have the meaning set forth in Section 5.8(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Capital Market or, if the Common Stock is not listed on the Nasdaq Capital Market, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.
“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company, and all rights appurtenant thereto.
“Company” shall mean OneSpan Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.
“Company Transaction” shall mean the consummation of (i) a reorganization, merger or consolidation of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B); except in each case a transaction pursuant to which:
(1)   all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and
(2)  individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction;

“Convertible Security” shall mean any security convertible into or exchangeable for shares of Common Stock of the Company, or any option, warrant or other right to acquire shares of Common Stock of the Company.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the Nasdaq Capital Market on the date as of which such value is being determined or, if the Common Stock is not listed on the Nasdaq Capital Market, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided,  however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.
“Incumbent Board” shall have the meaning set forth in Section 5.8(b)(2).
“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.
“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.
“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.
“Outstanding Common Stock” shall have the meaning set forth in Section 5.8(b)(1).
“Outstanding Voting Securities” shall have the meaning set forth in Section 5.8(b)(1).
“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or individual basis, may be used by the Committee in establishing Performance Measures under this Plan: (i) earnings before any or all of interest, tax, depreciation or amortization (actual or adjusted and either in the aggregate or on a per-share of Common Stock basis); (ii) earnings (either in the aggregate or on a per-share of Common Stock basis); (iii) net income or loss (either in the aggregate or on a per-share of Common Stock basis); (iv) operating profit; (v) cash flow (either in the aggregate or on a per-share of Common Stock basis); (vi) free cash flow (either in the aggregate on a per-share of Common Stock basis); (vii) costs; (viii) gross revenues; (ix) reductions in expense levels; (x) operating and maintenance cost management and employee productivity;  (xi) stock price or total shareholder return (including growth measures and total stockholder return or attainment by the shares of Common Stock of a specified value for a specified period of time);  (xii) net economic value;  (xiii) economic value added;  (xiv) aggregate product unit and pricing targets; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; (xvi) achievement of return on net assets, return on assets, return on investment capital, or return on equity; (xvii) achievement of objectives relating to diversity, employee turnover, or employee retention rates; (xviii) results of customer satisfaction surveys; (xix) debt ratings, debt leverage and debt service; or (xx) such other

goals as the Committee may determine whether or not listed herein.   Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
“Person” shall have the meaning set forth in Section 5.8(b)(1).
“Prior Plan” shall mean the VASCO Data Security International, Inc. 2009 Equity Incentive Plan and each other equity plan maintained by the Company under which awards are outstanding as of the effective date of this Plan.
“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.
“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.
“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.
“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
“SAR” shall mean a stock appreciation right which may be a Free Standing SAR or a Tandem SAR.
“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.
“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided,  however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.
“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).
1.3    Administration.  This Plan shall be administered by the Committee.  Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards.  The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award.  The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level.  The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.  All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.
The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided,  however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
1.4    Eligibility.   Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time.  The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.  Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent.  The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $400,000.
1.5    Shares Available.  Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, 8,500,000 shares of Common Stock shall be available for all awards under this Plan, other than Substitute Awards. Subject to adjustment as provided in Section 5.7, no more than 8,500,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an option, a Free-Standing SAR, a Stock Award or settles a Performance Award in shares of Common Stock, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such option, Free-Standing SAR, Stock Award or Performance Award.
To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or a Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan; provided,  however, that shares of Common Stock subject to an award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise.
The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).
Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
1.6    Minimum Vesting Requirements.  No award (or any portion of any award) granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restriction shall not apply to awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under this Plan as set forth in Section 1.5. This Section 1.6 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change in Control or termination of employment or otherwise pursuant to Section 1.3 of the Plan.
II.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1    Stock Options.  The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee.  Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option.  To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.
Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)Number of Shares and Purchase Price.  The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided,  however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
(b)Option Period and Exercisability.  The period during which an option may be exercised shall be determined by the Committee; provided,  however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant.  The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option.  The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time.  An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
(c)Method of Exercise.  An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request.  Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant.  No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.2    Stock Appreciation Rights.  The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee.  The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.
SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)Number of SARs and Base Price.  The number of SARs subject to an award shall be determined by the Committee.  Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted.  The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option.  The base price of a Free-Standing SAR shall be determined by the Committee; provided,  however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.
(b)Exercise Period and Exercisability.  The period for the exercise of an SAR shall be determined by the Committee; provided,  however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant.  The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR.  The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time.  An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free Standing SAR, only with respect to a whole number of SARs.  If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d).  Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(c)Method of Exercise.  A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request.  A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.  No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3    Termination of Employment or Service.  All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4    No Repricing.   The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.
2.5    No Dividend Equivalents.    Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.
III.  STOCK AWARDS
3.1    Stock Awards.  The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee.  The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.
3.2    Terms of Restricted Stock Awards.  Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Number of Shares and Other Terms.  The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.
(b)Vesting and Forfeiture.  The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period or (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)Stock Issuance.  During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award.  All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part.  Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.
(d)Rights with Respect to Restricted Stock Awards.  Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided,  however, that a distribution or dividend with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.
3.3    Terms of Restricted Stock Unit Awards.  Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Number of Shares and Other Terms.  The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)Vesting and Forfeiture.  The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period or (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)Settlement of Vested Restricted Stock Unit Awards.  The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award.  Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.  Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.
3.4    Other Stock Awards.  Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee.  The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.
3.5    Termination of Employment or Service.  All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

IV.  PERFORMANCE AWARDS
4.1    Performance Awards.  The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.
4.2    Terms of Performance Awards.  Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)Value of Performance Awards and Performance Measures.  The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.
(b)Vesting and Forfeiture.  The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
(c)Settlement of Vested Performance Awards.  The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof.  If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d).  Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award.  Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3    Termination of Employment or Service.  All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
V.  GENERAL
5.1    Effective Date and Term of Plan.  This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2019 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at such annual meeting of stockholders, shall become effective as of the date on which the Plan was approved by the Board.  This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board.  In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.
5.2    Amendments.  The Board may amend this Plan as it shall deem advisable; provided,  however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the Nasdaq Capital Market, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
5.3    Agreement.  Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award.  No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified  by the Company, such award shall be effective as of the effective date set forth in the Agreement.
5.4    Non-Transferability.  No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration.  Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person.  Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
5.5    Tax Withholding.  The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.  An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award.  Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
5.6    Restrictions on Shares.  Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
5.7    Adjustment.   In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable), shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.8    Change in Control.
(a)Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:
(1)  require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;
(2)  require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or
(3)  require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(1); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

(b)For purposes of this Plan, a “Change in Control” means the occurrence of any of the following events:
(1)  An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding,  however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by T. Kendall Hunt or any of his affiliates; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (1) and (2) of the exception contained in the definition of “Company Transaction;”
(2)  Within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,  however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;
(3)  A Company Transaction; or
(4)  The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with clauses (1) and (2) of the exception contained in the definition of “Company Transaction”), assuming for this purpose that such transaction would be a Company Transaction;
provided, that for purposes of the definition of “Change of Control” and “Company Transaction,” a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins at the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series; and provided further, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2), (3) or (4) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
5.9    Deferrals.  The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards.  Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.
5.10    No Right of Participation, Employment or Service.  Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan.  Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.
 5.11    Rights as Stockholder.  No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.
5.12    Designation of Beneficiary.  To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity.  To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company.  Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company.  The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse.  The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations.  If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.
5.13    Awards Subject to Clawback.  The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
5.14    Governing Law.    This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.15    Foreign Employees.  Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Approved by the Board of Directors on April 2, 2026

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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**SCAN TO VIEW MATERIALS & VOTE**

CONTROL # → 0000000000000000

| NAME | SHARES |
|---|---|
| THE COMPANY NAME INC. - COMMON | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS A | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS B | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS C | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS D | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS E | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - CLASS F | 123,456,789,012.12345 |
| THE COMPANY NAME INC. - 401 K | 123,456,789,012.12345 |

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

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Nominees

The Board of Directors recommends you vote 1 YEAR for proposal 3.

| | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| 3. To approve, on an advisory basis, the frequency of future advisory votes on the Company's named executive officer compensation; | ☐ | ☐ | ☐ | ☐ |

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000703335_1 R2.09.05.010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00 00 64 29 29 _1 R 1. 0. 0. 6 ONESPAN INC. C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OSPN2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. To elect seven directors to serve on the Board of Directors; Nominees For Against Abstain 1a. Marc Boroditsky 1b. Garry Capers 1c. Sarika Garg 1d. Marianne Johnson 1e. Michael McConnell 1f. Alfred Nietzel 1g. Marc Zenner The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the Company's named executive officer compensation; and For Against Abstain 3. To ratify, on an advisory basis, the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2024. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 64 29 29 _2 R 1. 0. 0. 6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com ONESPAN INC. Annual Meeting of Stockholders June 7, 2024 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Victor Limongelli, Jorge Martell and Lara Mataac, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ONESPAN INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 7, 2024, at www.virtualshareholdermeeting.com/OSPN2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side